UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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AMERICREDIT CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICREDIT CORP.

801 Cherry Street, Suite 3900

Fort Worth, Texas 76102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear AmeriCredit Shareholder:

On Wednesday, November 3, 2004, AmeriCredit Corp. will hold its 2004 Annual Meeting of Shareholders at the Fort Worth Club, 306 West Seventh Street, Fort Worth, Texas. The meeting will begin at 10:00 a.m.

Only shareholders who owned stock at the close of business on Tuesday, September 7, 2004 can vote at this meeting or any adjournments that may take place. At the meeting we will:

1.	Elect three members of the Board of Directors for terms expiring in 2007;

2.	Consider and vote upon a proposal to amend the 1998 Limited Stock Option Plan for AmeriCredit Corp.;

3.	Consider and vote upon a proposal to amend the Amended and Restated 2000 Limited Omnibus and Incentive Plan for AmeriCredit Corp.;

4.	Consider and vote upon a proposal to approve the Senior Executive Bonus Plan;

5.	Ratify the appointment by AmeriCredit’s Audit Committee of the independent auditors for fiscal 2005; and

6.	Attend to other business properly presented at the meeting.

Your Board of Directors recommends that you vote in favor of the proposals outlined in the Proxy Statement.

At the meeting, we will also report on AmeriCredit’s fiscal 2004 business results and other matters of interest to shareholders.

The approximate date of mailing for the Proxy Statement, proxy card and AmeriCredit’s 2004 Annual Report is September 27, 2004.

We hope you can attend the Annual Meeting. Whether or not you can attend, please read the enclosed Proxy Statement. When you have done so, please mark your votes on the enclosed proxy card, sign and date the proxy card, and return it to us in the enclosed envelope. Your vote is important, so please return your proxy card promptly.

Sincerely,

Chris A. Choate Secretary

September 24, 2004

AMERICREDIT CORP.

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD NOVEMBER 3, 2004

SOLICITATION AND REVOCABILITY OF PROXIES

The accompanying proxy is solicited by the Board of Directors on behalf of AmeriCredit Corp., a Texas corporation (“AmeriCredit” or the “Company”), to be voted at the 2004 Annual Meeting of Shareholders of AmeriCredit (the “Annual Meeting”) to be held on November 3, 2004 at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders (the “Notice”) and at any adjournment(s) thereof. When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon; if no direction is indicated such shares will be voted for the election of directors and in favor of the other proposals set forth in the Notice.

The principal executive offices of AmeriCredit are located at 801 Cherry Street, Suite 3900, Fort Worth, Texas 76102. AmeriCredit’s mailing address is the same as its principal executive offices.

This Proxy Statement and accompanying proxy card are being mailed on or about September 27, 2004. AmeriCredit’s Annual Report on Form 10-K covering the Company’s fiscal year ended June 30, 2004 is enclosed herewith, but does not form any part of the materials for solicitation of proxies.

The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by giving written notice of revocation to the Secretary of the Company at the Company’s principal executive offices or by executing and delivering a later-dated proxy or by attending the Annual Meeting and voting in person. However, no such revocation shall be effective until such notice has been received by the Company at or before the Annual Meeting. Such revocation will not affect a vote on any matters taken prior to receipt of such revocation. Mere attendance at the Annual Meeting will not of itself revoke the proxy.

In addition to the solicitation of proxies by use of the mail, the directors, officers and regular employees of the Company may solicit the return of proxies either by mail, telephone, telegraph, or through personal contact. Such officers and employees will not be additionally compensated but will be reimbursed for out-of-pocket expenses. AmeriCredit has also retained Georgeson Shareholder Communications, Inc. (“GSC”) to assist in the solicitation of proxies from shareholders and will pay GSC a fee of approximately $7,500 for its services and will reimburse such firm for its out-of-pocket expenses. Brokerage houses and other custodians, nominees, and fiduciaries will be requested to forward solicitation materials to the beneficial owners. The cost of preparing, printing, assembling and mailing the Annual Report, the Notice, this Proxy Statement and the enclosed proxy, as well as the cost of forwarding solicitation materials to the beneficial owners of shares and other costs of solicitation, will be borne by AmeriCredit.

Some banks, brokers and other record holders have begun the practice of “householding” proxy statements and annual reports. “Householding” is the term used to describe the practice of delivering a single set of the proxy statement and annual report to any household at which two or more shareholders reside if a company reasonably believes the shareholders are members of the same family. This procedure would reduce the volume of duplicate information shareholders receive and would also reduce the Company’s printing and mailing costs. The Company will promptly deliver an additional copy of either document to any shareholder who writes or calls the Company at the following address or phone number: Investor Relations, AmeriCredit Corp., 801 Cherry Street, Suite 3900, Fort Worth, Texas 76102, (817) 302-7000.

PURPOSES OF THE MEETING

At the Annual Meeting, the shareholders of AmeriCredit will consider and vote on the following matters:

1.	The election of three directors to terms of office expiring at the Annual Meeting of Shareholders in 2007, or until their successors are elected and qualified;

2.	The proposal to amend the 1998 Limited Stock Option Plan for AmeriCredit Corp. (the “1998 Plan”);

3.	The proposal to amend the Amended and Restated 2000 Limited Omnibus and Incentive Plan for AmeriCredit Corp. (the “2000 Plan”);

4.	The proposal to approve the Senior Executive Bonus Plan (the “Bonus Plan”);

5.	The ratification of the appointment by the Company’s Audit Committee of PricewaterhouseCoopers LLP as independent public accountants for the Company for the fiscal year ending June 30, 2005; and

6.	The transaction of such other business that may properly come before the Annual Meeting or any adjournments thereof.

QUORUM AND VOTING

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting was the close of business on September 7, 2004 (the “Record Date”). On the Record Date, there were 155,350,631 shares of Common Stock of the Company, par value $0.01 per share, outstanding, each of which is entitled to one vote on all matters to be acted upon at the Annual Meeting. There are no cumulative voting rights. The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting is necessary to constitute a quorum to transact business. Assuming the presence of a quorum, the affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Annual Meeting is required for the election of directors, and the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting is required for the approval of the amendments to the 1998 Plan and the 2000 Plan, approval of the Bonus Plan and the ratification of the appointment of PricewaterhouseCoopers LLP as independent public accountants for the Company for the fiscal year ending June 30, 2005.

Abstentions and broker non-votes are counted towards determining whether a quorum is present. Broker non-votes will not be counted in determining the number of shares voted for or against the proposed matters, and therefore will not affect the outcome of the vote. Abstentions on a particular item (other than the election of directors) will be counted as present and voting for purposes of the item on which the abstention is noted, but will have the effect of a “no” vote as to that proposal because each proposal (other than the election of directors) requires the affirmative vote of a majority of the shares voting at the meeting. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect.

PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

The following table and the notes thereto set forth certain information regarding the beneficial ownership of the Company’s common stock as of the Record Date, by (1) each current director and nominee for director of the Company; (2) each Named Executive Officer; (3) all of our present executive officers and directors as a group; and (4) each other person known to us to own beneficially more than five percent of our presently outstanding common stock. Unless otherwise indicated, the address for the following shareholders is 801 Cherry Street, Suite 3900, Fort Worth, Texas 76102.

	Common Stock Owned Beneficially (1)		Percent of Class Owned Beneficially (1)
Legg Mason Capital Management, Inc.	15,000,000	(2)	9.66%
PIMCO Equity Advisors	9,796,000	(3)	6.31%
Columbia Wanger Asset Management, L.P.	9,313,700	(4)	6.00%
Capital Guardian Trust Company	8,887,000	(5)	5.72%
Eubel Brady & Suttman Asset Management, Inc.	8,154,000	(6)	5.25%
Clifton H. Morris, Jr.	3,149,847	(7)	2.00%
Daniel E. Berce	2,277,516	(8)	1.45%
Michael R. Barrington	100,932	(9)	*
John R. Clay	20,000	(10)	*
A.R. Dike	164,300	(11)	*
James H. Greer	318,300	(12)	*
Douglas K. Higgins	360,000	(13)	*
Kenneth H. Jones, Jr.	250,000	(14)	*
B.J. McCombs	21,000	(15)	*
Mark Floyd	235,579	(16)	*
Preston A. Miller	375,938	(17)	*
Chris A. Choate	313,096	(18)	*
All Present Executive Officers and Directors as a Group (13 Persons)	7,821,834		4.86%

*	Less than 1%

(1)	Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares of our Common Stock shown as beneficially owned by them. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The percentages are based upon 155,350,631 shares outstanding as of the Record Date, except for certain parties who hold options that are presently exercisable or exercisable within 60 days of the Record Date. The percentages for those parties who hold options that are presently exercisable or exercisable within 60 days of the Record Date are based upon the sum of 155,350,631 shares outstanding plus the number of shares subject to options that are presently exercisable or exercisable within 60 days of the Record Date held by them, as indicated in the following notes.

(2)	Pursuant to a Form 13F filed on or about June 30, 2004, Legg Mason Capital Management, Inc. reports holding an aggregate of 15,000,000 shares. The address of Legg Mason Capital Management, Inc. is 100 Light Street, Baltimore, Maryland 21202.

(3)	Pursuant to a Form 13F filed on or about June 30, 2004, PIMCO Equity Advisors reports holding an aggregate of 9,796,000 shares. The address of PIMCO Equity Advisors is 1345 Avenue of the Americas, 50th Floor, New York, New York 10105.

(4)	Columbia Wanger Asset Management, L.P. reports holding an aggregate of 9,313,700 shares. The address of Columbia Wanger Asset Management, L.P. is 227 West Monroe, Suite 3000, Chicago, Illinois 60606.

(5)	Pursuant to a Form 13F filed on or about June 30, 2004, Capital Guardian Trust Company reports holding an aggregate of 8,887,000 shares. The address of Capital Guardian Trust Company is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.

(6)	Pursuant to a Form 13F filed on or about June 30, 2004, Eubel Brady & Suttman Asset Management, Inc. reports holding an aggregate of 8,154,000. The address of Eubel Brady & Suttman Asset Management, Inc. is 7777 Washington Village Drive, Dayton, Ohio 45459.

(7)	This amount includes 1,976,000 shares subject to stock options that are currently exercisable or exercisable within 60 days. This amount also includes 76,272 shares of common stock in the name of Sheridan C. Morris, Mr. Morris’ wife. This amount also includes 500,000 shares owned by Clydesdale Partners Fund Limited Partnership, L.L.P. (“Clydesdale”), a Texas limited partnership of which the sole general partner is SCHM Investments, Inc. (“SCHM”); the sole shareholders of SCHM are Mr. Morris and his wife. The limited partners of Clydesdale are Mr. Morris, his wife and SCHM.

(8)	This amount includes 2,076,000 shares subject to stock options that are currently exercisable or exercisable within 60 days.

(9)	This amount includes 23,000 shares subject to stock options that are currently exercisable or exercisable within 60 days.

(10)	This amount includes 20,000 shares subject to stock options that are currently exercisable or exercisable within 60 days.

(11)	The amount includes 120,000 shares subject to stock options that are currently exercisable or exercisable within 60 days. This amount also includes 6,000 shares of common stock held in the name of Sara B. Dike, Mr. Dike’s wife.

(12)	This amount includes 160,000 shares subject to stock options that are currently exercisable or exercisable within 60 days. This amount does not include 39,216 shares of common stock held by Mr. Greer’s wife as separate property, as to which Mr. Greer disclaims any beneficial interest.

(13)	This amount includes 180,000 shares subject to stock options that are currently exercisable or exercisable within 60 days. This amount does not include 34,000 shares held in trust for the benefit of certain family members of Mr. Higgins, as to which Mr. Higgins disclaims any beneficial interest.

(14)	This amount includes 180,000 shares subject to stock options that are currently exercisable or exercisable within 60 days.

(15)	This amount includes 20,000 shares subject to stock options that are currently exercisable or exercisable within 60 days.

(16)	This amount includes 194,180 shares subject to stock options that are currently exercisable or exercisable within 60 days.

(17)	This amount includes 288,820 shares subject to stock options that are currently exercisable or exercisable within 60 days.

(18)	This amount includes 222,420 shares subject to stock options that are currently exercisable or exercisable within 60 days.

ELECTION OF DIRECTORS

(Item 1)

On September 7, 1999, the Board of Directors adopted amendments to the Company’s bylaws classifying the Board of Directors into three (3) classes, as nearly equal in number as possible, each of whom would serve for three years, with one class being elected each year. The Board of Directors believes that the staggered three-year term of the classified Board of Directors helps assure the continuity and stability of management of the Company. This continuity and stability will result from the fact that with the classified Board of Directors, the majority of the directors at any given time will have prior experience as directors of the Company. The classified Board of Directors is also intended to protect shareholders’ rights in the event of an acquisition of control by an outsider which does not have the support of the Board of Directors.

On August 26, 2004, Mr. Gerald J. Ford resigned as a director of the Company. Mr. Edward H. Esstman retired from the Board of Directors of the Company effective August 31, 2004. Additionally, Mr. Michael R. Barrington announced his intention not to stand for re-election to the Board of Directors on August 31, 2004. Mr. Barrington’s service as a director will end on November 3, 2004.

As a result of Mr. Ford’s resignation, Mr. Esstman’s retirement and Mr. Barrington’s decision not to stand for re-election, the Board of Directors on September 14, 2004, upon recommendations from the Nominating and Corporate Governance Committee, re-classified the board membership structure in order to equalize the membership size of the three classes in accordance with listing requirements of the New York Stock Exchange. Mr. A.R. Dike, who was elected as a Class III director in 2002 (term expiring in 2005), was recommended as a nominee for director to stand for election this year as a Class II director (term expiring in 2007).

In order to be elected, each nominee for director must receive at least the number of votes equal to the plurality of the shares represented at the meeting, either in person or by proxy. Unless otherwise directed in the enclosed proxy, it is the intention of the persons named in such proxy to vote the shares represented by such proxy for the election of the following named nominees to the Board of Directors.

Vacancies occurring on the Board may be filled by the Board of Directors upon recommendations of the Nominating and Corporate Governance Committee for the unexpired term of the replacement director’s predecessor in office.

The Board of Directors has selected the following nominees recommended by the Nominating and Corporate Governance Committee for election to the Board of Directors:

CLASS II — NOMINEES FOR TERMS EXPIRING IN 2007:

A.R. DIKE, 68, has been a director since 1998. Mr. Dike is the President and Chief Executive Officer of The Dike Company, Inc., a private insurance agency, and has been in such position since July 1999. Prior to July 1999, Mr. Dike was President of Willis Corroon Life, Inc. of Texas, and was in such position for more than five years. Mr. Dike previously served as a director for several insurance companies. Mr. Dike served as a director of JPMorgan Chase Bank of Tarrant County and its predecessor banks from 1977 though 1988 and currently serves as an advisory director. Mr. Dike is also a director of Cash America International, Inc., a publicly held pawn brokerage company.

DOUGLAS K. HIGGINS, 54, has been a director since 1996. Mr. Higgins is a private investor and owner of Higgins & Associates and has been in such position since July 1994. Mr. Higgins served as the President and Chief Executive Officer of H&M Food Systems Company, Inc. from 1983 through 1994. Mr. Higgins is also a director of Worth Bancorporation, a multi-branch bank operating in Tarrant County, Texas.

KENNETH H. JONES, JR., 69, has been a director since 1988. Mr. Jones, a private investor, retired as Vice Chairman of KBK Capital Corporation (“KBK”) (now known as Marquette Commercial Finance, Inc.), a non-bank commercial finance company, in December 1999. Mr. Jones had been Vice Chairman of KBK since January 1995. Prior to January 1995, Mr. Jones was a shareholder in the Decker, Jones, McMackin, McClane, Hall & Bates, P.C. law firm in Fort Worth, Texas, and was with such firm and its predecessor or otherwise involved in the private practice of law in Fort Worth, Texas for more than five years.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED FOR ELECTION AS A DIRECTOR.

CONTINUING DIRECTORS — CLASS III — Terms Expiring in 2005:

CLIFTON H. MORRIS, JR., 69, has been a director since 1988. Mr. Morris has been Chairman of the Board since May 1988 and has also served as Chief Executive Officer since April 2003. Mr. Morris served as Chairman of the Board and Chief Executive Officer from May 1988 to July 2000. Mr. Morris also served as President from May 1988 until April 1991 and from April 1992 to November 1996. Mr. Morris is also a director of Service Corporation International, a publicly held company that owns and operates funeral homes and related businesses.

JOHN R. CLAY, 56, has been a director since June 2003. Mr. Clay was Chief Executive Officer of Practitioners Publisher Company, Inc., a leading publisher of accounting and auditing manuals for CPA firms, from 1979 to 1999. Mr. Clay has also served 12 years as a public accountant, in accounting first with Ernst & Ernst and later as a partner with Rylander, Clay & Opitz. Mr. Clay is a certified public accountant and has authored several accounting articles and financial publications.

B.J. McCOMBS, 76, has been a director since November 2003. Mr. McCombs is a private investor with interests in professional sports and other investments. Mr. McCombs serves as a director of Clear Channel Communication, Inc., a diversified media company that primarily operates in radio broadcasting, outdoor advertising and live entertainment, since its inception.

CONTINUING DIRECTORS — CLASS I — Terms Expiring in 2006:

DANIEL E. BERCE, 50, has been a director since 1990. Mr. Berce has been President since April 2003. Mr. Berce was Vice Chairman and Chief Financial Officer from November 1996 until April 2003. Mr. Berce served as Executive Vice President, Chief Financial Officer and Treasurer from November 1994 until November 1996. Mr. Berce is also a director of Curative Health Services, Inc., a publicly held company that provides specialty health care services, and AZZ incorporated, a publicly held company that manufactures specialty electrical equipment and provides galvanizing services to the steel fabrication industry.

JAMES H. GREER, 77, has been a director since 1990. Mr. Greer is Chairman of the Board of Greer Capital Corporation as well as President of two companies involved in real estate and commercial real estate development and management. From 1985 to 2001, Mr. Greer served as Chairman of the Board of Shelton W. Greer Co., Inc., which engineers, manufactures, fabricates and installs building specialty products. Mr. Greer previously served as a director for several banks and financial institutions. Mr. Greer is also a director of Service Corporation International.

Board Committees and Meetings

Standing committees of the Board include the Audit Committee, the Stock Option/Compensation Committee and the Nominating and Corporate Governance Committee.

Audit Committee

As enumerated more fully in its charter, the Audit Committee’s principal responsibilities consist of the following:

•	Review and discuss with management and the independent auditor the quarterly and annual audited financial statements, including disclosures made in management’s discussion and analysis.

•	Review and discuss with management and the independent auditor the effect of any major changes to the Company’s accounting principles and practices, as well as the impact of any regulatory and accounting initiatives on the Company’s financial statements.

•	Oversee and review the performance of the Company’s internal audit function.

•	Review the qualifications, independence and performance of the independent auditor annually and appoint or re-appoint of the independent auditor.

•	Review and discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

•	Review and discuss summary reports from the Company’s compliance hotline, a toll-free number available to Company employees to make anonymous reports of any complaints or issues regarding the Company’s financial statements or accounting policies.

In accordance with SEC requirements, a copy of the Amended and Restated Charter of the Audit Committee is included as Appendix A to this Proxy Statement.

The Board has affirmatively determined that (i) all members of the Audit Committee are independent under the rules of the New York Stock Exchange and the Board’s Corporate Governance Guidelines, (ii) all members of the Audit Committee are financially literate, as the Board interpreted such qualifications in its business judgment and (iii) Mr. Clay qualifies as an audit committee financial expert as defined in Item 401 of Regulation S-K under the Securities Exchange Act of 1934. Members consist of Messrs. Clay, Dike, Greer and Jones. In fiscal 2004, the Audit Committee met six times and, pursuant to the authority delegated to him by the Audit Committee, Mr. Jones, Chairman of the Committee, met with the Company’s independent auditors prior to the public release of the Company’s quarterly and annual financial results. The “Report of the Audit Committee” is contained in this Proxy Statement beginning on page 35.

Stock Option/Compensation Committee

As enumerated more fully in its charter, the Stock Option/Compensation Committee’s principal responsibilities consist of the following:

•	Review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of these established goals and objectives and set the CEO’s annual compensation, including salary, bonus, incentive and equity compensation.

•	Develop and lead the annual evaluation of the performance of the Company’s CEO.

•	Oversee and evaluate, based on input and recommendations from the CEO, the performance of and compensation structure (including salary, bonus and equity compensation) for the members of the Company’s executive management team.

•	Administer the Company’s employee stock option and other stock-based compensation plans and grant stock options and amend and terminate stock option plans.

•	Retain and terminate compensation consultants to evaluate the compensation of officers.

The Board has affirmatively determined that all members of the Stock Option/Compensation Committee are independent under the rules of the New York Stock Exchange and the Board’s Corporate Governance Guidelines. Members consist of Messrs. Greer, Higgins and Jones. Mr. Dike resigned from the Stock Option/Compensation Committee on August 6, 2004. In fiscal 2004, the Stock Option/Compensation Committee met four times. The “Report of the Stock Option/Compensation Committee on Executive Compensation” is contained in this Proxy Statement beginning on page 16.

Nominating and Corporate Governance Committee

As enumerated more fully in its charter, the Nominating and Corporate Governance Committee’s principal responsibilities consist of the following:

•	Regularly review, monitor and, as appropriate, update the Corporate Governance Guidelines.

•	Develop qualification standards for Board membership.

•	Identify and recruit new candidates for the Board, develop a re-nomination review process for current Board members and develop a process to review director nominees received from shareholders.

•	Recommend director nominees to the Board for approval, who, if approved, will stand for election by the shareholders at the Annual Meeting.

•	Make recommendations to the Board with respect to committee assignments for Board members, including the chairmanships of the committees.

•	Develop and lead an annual process for self-assessment of the Board as a whole and for the committees.

•	Oversee CEO and executive succession planning at the Company, including the development of both short-term (i.e., emergency) succession plans and long-term succession plans, including leadership development planning.

•	Develop and regularly review a program for the orientation of new Board members, in conjunction with the Chairman of the Board, to so that they can quickly become sufficiently knowledgeable about the Company to contribute meaningfully to Board discussions and decision-making.

•	Make recommendations to the Board with respect to directors’ compensation and to regularly review and, as appropriate, recommend revisions to directors’ compensation.

The Board has affirmatively determined that all members of the Nominating and Corporate Governance Committee are independent under the rules of the New York Stock Exchange and the Board’s Corporate Governance Guidelines. In fiscal 2004, the Nominating and Corporate Governance Committee met three times. Members consist of Messrs. Dike, Greer, Higgins and Jones. Mr. Higgins, as Chairman of this Committee, leads the executive sessions of the independent directors held during every Board meeting.

The Board of Directors held five regularly scheduled meetings during the fiscal year ended June 30, 2004. Various matters were also approved during the last fiscal year by unanimous written consent of the Board of Directors. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served.

Director Compensation

For the fiscal year ended June 30, 2004, members of the Board of Directors received a $24,000 annual retainer fee as well as a $4,000 fee for attendance at each meeting of the Board and members of committees of the Board of Directors were paid $1,500 per committee meeting. Additionally, the Audit Committee Chairman received a $4,000 annual retainer fee, and the Stock Option/Compensation Committee Chairman and Nominating and Corporate Governance Committee Chairman each received $3,000 annual retainer fees. During fiscal year 2004, no Board of Directors fees were paid to Messrs. Morris, Berce and Esstman, the Company’s employee directors.

On November 5, 2003, the date of the Company’s 2003 Annual Meeting of Shareholders, options to purchase 20,000 shares of Common Stock were granted under the Amended and Restated 2000 Limited Omnibus and Incentive Plan for AmeriCredit Corp. to each of Messrs. Clay, Dike, Ford, Greer, Higgins, Jones and McCombs at an exercise price of $13.55 per share, an exercise price equal to the last reported sale price of the Common Stock on the New York Stock Exchange on the date of grant. These options, which have a term of ten years, are fully vested upon the date of grant, but may not be exercised prior to the expiration of six months after the date of grant.

The Board of Directors anticipates that an annual grant of stock options will be authorized under the 2000 Plan to non-employee directors following the 2004 Annual Meeting of Shareholders in amounts and upon such terms as were authorized following the 2003 Annual Meeting of Shareholders.

As part of their director compensation, each outside director is allowed to make personal use of the Company aircraft for a maximum of 30 flight hours per year. The out-of-pocket expense to the Company for the use of the Company aircraft by outside Board members during fiscal 2004 is a follows: $42,004 for Mr. Barrington; $10,597 for Mr. Dike; $18,370 for Mr. Higgins; and $31,818 for Mr. Jones. Messrs. Clay, Ford, Greer and McCombs did not use the Company aircraft in fiscal 2004.

Corporate Governance

The Board of Directors has adopted a Code of Business Conduct and Ethics to govern the conduct of all of the officers, directors and employees of the Company. The Board has also adopted Corporate Governance Guidelines, which detail the functions, activities and administration of the Board and its Committees. In addition to the Amended and Restated Charter of the Audit Committee attached to this Proxy Statement as Appendix A, the Board has adopted charters for the Stock Option/Compensation Committee and for the Nominating and Corporate Governance Committee. The Code of Business Conduct and Ethics, Corporate Governance Guidelines and the Committee charters can be accessed on the Company’s website at www.americredit.com.

Director Independence

The Board of Directors has determined that, with the exception of Messrs. Morris, Berce, Barrington and McCombs, all of its directors, including all of the members of the Audit, Stock Option/Compensation and Nominating and Corporate Governance Committees, are “independent” as defined by the listing standards of the New York Stock Exchange currently in effect and all applicable rules and regulations of the Securities and Exchange Commission. Messrs. Morris, Berce, Barrington and McCombs are not independent because of the following:

•	Mr. Morris is Chairman and Chief Executive Officer of the Company.

•	Mr. Berce is President of the Company.

•	Mr. Barrington is the former Chief Executive Officer and President of the Company. Mr. Barrington stepped down as Chief Executive Officer and President in April 2003. Mr. Barrington has chosen not to stand for re-election to the Board of Directors in 2004.

•	Mr. McCombs’ immediate family members are executive officers of certain automobile dealerships with which the Company transacted business in fiscal year 2004. This relationship is more fully discussed in “Related Party Transactions” on page 21 of this Proxy Statement.

No director is deemed independent unless the Board affirmatively determines that the director has no material relationship with the Company, either directly or as an officer, shareholder or partner of an organization that has a relationship with the Company. In making its determination, the Board observes all criteria for independence established by the rules of the SEC and the New York Stock Exchange. In addition, the Board considers all commercial, banking, consulting, legal, accounting, charitable or other business relationships any director may have with the Company.

Procedures for Contacting Directors

Shareholders and other interested parties who wish to communicate with the Board may do so by writing to AmeriCredit Corp., Board of Directors (or Chairman of the Nominating and Corporate Governance Committee, committee name or director’s name, as appropriate), 801 Cherry Street, Suite 3900, Fort Worth, Texas 76102. The non-management directors have established procedures for the handling of communications from shareholders and other interested parties and have directed the Secretary to act as their agent in processing any communications received. All communications that relate to matters that are within the scope of the responsibilities of the Board and its committees are to be forwarded to the Chairman of the Nominating and Corporate Governance Committee. Communications that relate to matters that are within the responsibility of one of the Committees are also to be forwarded to the Chairman of the appropriate committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities are to be sent to the appropriate officer within the Company for review and investigation as appropriate. Solicitations, junk mail and obviously frivolous or inappropriate communications should not be forwarded, but will be made available to any non-management director who wishes to review them.

Director Nomination Process

In exploring potential candidates for directors, the Nominating and Corporate Governance Committee considers individuals recommended by members of the Nominating and Corporate Governance Committee, other directors, members of management, and shareholders. The Committee is advised of all nominations that are submitted to the Company and determines whether it will further consider the candidates using the criteria described below.

In determining the qualifications for members of the Board of Directors, the Nominating and Corporate Governance Committee will consider the following characteristics, as outlined in the Board’s Corporate Governance Guidelines:

Integrity and Accountability — Character is the primary consideration in nominating and evaluating an AmeriCredit Board member. Directors should demonstrate high ethical standards and integrity in their business and personal dealings, and be willing to act on, and remain accountable for their boardroom decisions.

Informed Judgment — Directors should possess the ability to provide wise and thoughtful counsel on a broad range of issues. Directors should possess a high degree of intelligence, demonstrate prudent judgment and an awareness of the impact of their decisions on shareholders and other stakeholders.

Financial Literacy — Directors should possess the ability to read and understand a balance sheet, income statement and cash flow statement and understand the use of financial ratios and other indices of financial performance.

Mature Confidence — Directors should have the ability to work effectively as part of a team, valuing Board and team performance over individual performance. Openness to other opinions and willingness to listen are as important as the ability to communicate persuasively. Board members should work with each other responsibly, assertively and supportively and raise tough questions in a manner that encourages open discussion. The working relationship between members of the Board and between the Board and management should be characterized by mutual respect.

Innovation — Directors should have the ability to provide counsel to management in developing creative solutions to problems facing the Company and in identifying innovative opportunities that can benefit the Company and its shareholders.

Commitment — Directors should have commitment as demonstrated not only by attendance at Board meetings but by evident preparation and thoughtful participation in Board discussions, willingness to participate in urgent Board discussions on short notice, when applicable, and to be accessible to the Company’s senior management and other Board members, as necessary, outside of Board meetings.

After the Nominating and Corporate Governance Committee has completed its evaluation, it presents its recommendation to the full Board for its consideration and approval. In presenting its recommendation, the Committee also reports on other candidates, if any, who were considered but not selected.

Shareholders may nominate director nominees for consideration by writing to the Secretary of the Company at 801 Cherry Street, Suite 3900, Fort Worth, Texas 76102 and providing the nominee’s name, biographical data and qualifications. In order to be considered by the Nominating and Corporate Governance Committee with respect to nominees for the 2005 Annual Meeting of Shareholders, prospective nominee recommendations must be received by the Secretary no later than September 5, 2005 and no earlier than August 5, 2005.

Compensation Committee Interlocks and Insider Participation

No member of the Stock Option/Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission (“SEC”). No member of the Stock Option/Compensation Committee served on the compensation committee, or as a director, of another corporation, one of whose directors or executive officers served on the Stock Option/Compensation Committee or whose executive officers served on the Company’s Board of Directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following sets forth information concerning the compensation of the Company’s Chief Executive Officer and each of the other four most highly compensated executive officers of the Company (the “Named Executive Officers”) for the fiscal years shown.

		Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Restricted Stock Award(s) ($)(2)	Shares of Common Stock Underlying Stock Options (#)	All Other Compensation ($)(3)
Clifton H. Morris, Jr. Chairman and Chief Executive Officer	2004 2003 2002	800,000 455,385 380,000	1,570,000 — 875,000	73,022 82,262 88,472	— — —	66,000 190,000 —	24,604 19,618 82,650
Daniel E. Berce President	2004 2003 2002	750,000 730,000 711,301	1,471,875 — 1,675,103	46,321 79,641 68,217	— — —	66,000 190,000 —	10,689 11,635 47,683
Mark Floyd Executive Vice President, Chief Operating Officer	2004 2003 2002	400,033 340,897 313,273	588,799 — 307,280	— — —	— — 303,262	— 100,000 50,400	10,791 9,141 8,275
Preston A. Miller Executive Vice President, Chief Financial Officer and Treasurer	2004 2003 2002	400,033 385,835 360,000	588,799 — 450,000	— — —	— — 303,262	— 100,000 31,100	9,791 8,995 8,151
Chris A. Choate Executive Vice President, Chief Legal Officer and Secretary	2004 2003 2002	340,020 300,000 275,000	500,467 — 206,250	— — —	— — 303,262	— 100,000 31,100	10,421 9,791 8,187

(1)	For fiscal 2004, Includes the use of the Company aircraft valued on the basis of the out-of-pocket cost to the Company of $66,868 for Mr. Morris and $37,841 for Mr. Berce.

(2)	The values of the Restricted Stock Awards that are presented in the table are based upon the closing price of $19.53 of the Company’s Common Stock on the NYSE on June 30, 2004. On November 1, 2001, Messrs. Floyd, Miller and Choate were granted 15,528 restricted shares and the value thereof, on the date of grant, was $250,000. These restricted shares vest three years after the date of grant.

(3)	The amounts disclosed in this column for fiscal 2004 include:

(a)	Company contributions to 401(k) retirement plans in the amount of $9,000 for Messrs. Morris, Berce, Floyd, Miller and Choate; and

(b)	Payment by the Company of premiums for term life insurance on behalf of Mr. Morris, $15,604; Mr. Berce, $1,689; Mr. Floyd, $1,791; Mr. Miller, $791; and Mr. Choate, $1,421. Messrs. Morris and Berce terminated their respective split-dollar life insurance arrangements in 2003

Option Grants in Last Fiscal Year

The following table shows all individual grants of stock options to the Named Executive Officers of the Company during the fiscal year ended June 30, 2004.

	Shares of Common Stock Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value ($)(2)
Clifton H. Morris, Jr. Chairman and Chief Executive Officer	66,000	50%	8.50	7/1/13	376,860
Daniel E. Berce President	66,000	50%	8.50	7/1/13	376,860
Mark Floyd Executive Vice President, Chief Operating Officer	—	—	—	—	—
Preston A. Miller Executive Vice President, Chief Financial Officer and Treasurer	—	—	—	—	—
Chris A. Choate Executive Vice President, Chief Legal Officer and Secretary	—	—	—	—	—

(1)	Each option granted to Messrs. Morris and Berce becomes exercisable in full on February 28, 2008, provided that the exercisability of the option may be accelerated as follows: (i) 50% of the option becomes exercisable on the next business day following any period of 20 consecutive trading days during which the average of the closing prices of the Company’s common stock is equal to or greater than $9 per share; and (ii) the remaining 50% of the option becomes exercisable on the next business day following any period of 20 consecutive trading days during which the average of the closing prices of the Company’s common stock is equal to or greater than $12 per share. Notwithstanding the foregoing, the option may not be exercised for a period of 12 months after July 1, 2003, the date of grant. As of June 30, 2004, these options are fully vested.

(2)	As suggested by the SEC’s rules on executive compensation disclosure, the Company used the Black-Scholes model of option valuation to determine grant date pre-tax present value. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. The calculation is based on the expectation that the options are fully exercised within 2.5 years of the grant date and upon the following additional assumptions: no annual dividend growth, volatility of approximately 122.1%, and a risk-free rate of return equal to 1.5%. There can be no assurance that the amounts reflected in this column will be achieved.

Aggregated Option Exercises in Last Fiscal Year

and FY-End Option Values

Shown below is information with respect to the Named Executive Officers regarding option exercises during the fiscal year ended June 30, 2004, and the value of unexercised options held as of June 30, 2004.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Shares of Common Stock Underlying Unexercised Options at FY-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at FY-End ($)(1) Exercisable/ Unexercisable
Clifton H. Morris, Jr. Chairman and Chief Financial Officer	—	—	1,910,000/66,000	16,192,200/727,980
Daniel E. Berce President	—	—	2,010,000/66,000	17,345,200/727,980
Mark Floyd Executive Vice President, Chief Operating Officer	—	—	181,240/24,560	1,279,829/42,669
Preston A. Miller Executive Vice President, Chief Financial Officer and Treasurer	—	—	282,600/15,000	2,174,630/42,669
Chris A. Choate Executive Vice President, Chief Legal Officer and Secretary	—	—	216,200/15,000	1,488,881/42,669

(1)	Values stated are pre-tax, net of cost and are based upon the closing price of $19.53 per share of the Company’s Common Stock on the NYSE on June 30, 2004, the last trading day of the fiscal year.

Additional Information Relating to Employee Benefits

In fiscal year 2004, shareholders approved an amendment to the Company’s Employee Stock Purchase Plan. The following table sets forth certain information relating to employee participation in the Employee Stock Purchase Plan during fiscal 2003 and 2004.

	2003		2004
Name and Position of Individual or Identity of Group	Number of Purchased Shares (#)	Weighted Average Purchase Price ($)	Number of Purchased Shares (#)	Weighted Average Purchase Price ($)
Clifton H. Morris, Jr., Chairman and Chief Executive Officer	212	6.375	5,000	6.375
Daniel E. Berce, President	—	6.375	4,977	6.375
Mark Floyd, Executive Vice President, Chief Operating Officer	608	6.375	1,872	6.375
Preston A. Miller, Executive Vice President, Chief Financial Officer and Treasurer	3,669	6.375	1,976	6.375
Chris A. Choate, Executive Vice President, Chief Legal Officer and Secretary	1,126	6.375	—	6.375
Executive Group (1)	11,515	6.375	15,943	6.375
Non-Executive Director Group, (not eligible to participate)	—	—	—	—
Non-Executive Officer Employee Group (2)	502,126	6.375	554,985	6.492

(1)	In fiscal 2003, includes nine persons in the Executive Officer Group. In fiscal 2004, includes six persons in the Executive Officer Group.

(2)	In fiscal 2003, includes 2,145 persons in the Non-Executive Officer Employee Group. In fiscal 2004, includes 1,749 persons in the Non-Executive Officer Employee Group.

Report of the Stock Option/Compensation Committee on Executive Compensation

During fiscal 2004, the Stock Option/Compensation Committee of the Board of Directors (the “Committee”) was comprised of Messrs. Dike, Gerald J. Ford, Greer, Higgins and Jones. The Committee is responsible for all elements of the total compensation program for executive officers and senior management personnel of the Company, including stock option grants and the administration of other incentive programs. In August 2004, prior to the preparation of this report, Mr. Ford resigned from the Company’s Board of Directors and Mr. Dike resigned from the Committee; accordingly, Messrs. Ford and Dike did not participate in the preparation of this report and their signatures do not appear below.

General

The objectives of the Company’s compensation strategy remain as follows: (i) to attract and retain the best possible executive talent, (ii) to motivate its executives to achieve the Company’s goals, (iii) to link executive and shareholder interest through compensation plans that provide opportunities for management to become substantial shareholders in the Company and (iv) to provide a compensation package that appropriately recognizes both individual and corporate contributions.

The Committee engaged a nationally recognized compensation consulting firm in June 2004 to perform a compensation analysis for the Company’s top executives. The first portion of this analysis, assessing the competitive position of the Company’s compensation packages for top executives, was concluded in August 2004 and the results of that assessment are discussed in this report.

Components of Compensation of Named Executive Officers in Fiscal 2004

Compensation paid to the Company’s Named Executive Officers in fiscal 2004 consisted of the following: base salary, annual bonus and long-term incentive awards.

Base Salary

Employment agreements have been entered into between the Company and each of the Named Executive Officers. All of these employment agreements, which are described in greater detail elsewhere in this Proxy Statement, provide for a certain minimum annual base salary with salary increases, bonuses and other incentive awards to be made at the discretion of this Committee.

Effective July 1, 2003, base salary increases of $50,000 were made for each of Messrs. Morris and Berce to $800,000 and $750,000, respectively. These increases for Messrs. Morris and Berce were considered appropriate by the Committee, in part, due to the fact that the policy of the Board of Directors was changed effective July 1, 2003 to no longer pay Board fees to employee directors. Board fees for Messrs. Morris and Berce were approximately $30,000 in fiscal 2003. Base salary increases were also made in fiscal 2004 for the other Named Executive Officers in the following amounts: $60,533 for Mr. Floyd, to $400,033; $14,533 for Mr. Miller, to $400,033; and $40,020 for Mr. Choate, to $340,020.

The Committee believes, based on the analysis performed by the compensation consultant, that the base salaries of the Named Executive Officers are generally competitive at the median salary ranges observed at comparable companies, but are somewhat lower (10% to 30% lower) than the 75th percentile that the Committee has historically used as an objective benchmark. Nonetheless, as of the Record Date, the Committee has not authorized any base salary increases in fiscal 2005 for any of the Named Executive Officers, although such increases may be authorized later in the fiscal year.

Annual Bonus

In September 2003, the Committee adopted an officer bonus plan for fiscal 2004 that provided bonus opportunities pursuant to a formula based on the Company’s achievement of certain financial and operating objectives, including, among other targets, earnings, return on assets, originations volume and pricing, and various collection performance targets. Fiscal 2004 was the first year that the Committee had adopted a bonus plan containing a variety of operating targets in addition to financial or earnings targets.

Under the fiscal 2004 bonus plan, the target bonus opportunity for the CEO and the other Named Executive Officers was between 75% and 100% of base salary and the maximum bonus opportunity was between 150% and 200%. Based on the Company’s success in achieving superior financial and operating performance in fiscal 2004, the CEO and the other Named Executive Officers received annual incentive awards equal to between approximately 147% and 196% of their base salary, or just slightly less than the maximum bonus opportunities obtainable of 150% and 200% of base salary.

The Committee has adopted a bonus plan for fiscal 2005 that is structurally similar to the bonus plan adopted for fiscal 2004, in that the 2005 plan contains a formula-based approach that rewards the CEO and the other Named Executive Officers for the achievement of both financial and operating performance in excess of certain targets. The Committee has also adopted the AmeriCredit Corp. Senior Executive Bonus Plan, which is proposed for adoption by shareholders and is discussed in detail elsewhere in this Proxy Statement. The bonus plan for fiscal 2005 has been created and adopted by the Committee so as to comply Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Committee believes, based on the analysis performed by the compensation consultant, that the target bonus opportunities provided to the CEO and the Named Executive Officers (between 75% and 100% of base salary) are generally competitive at the market median, but are substantially lower than the 75th percentile of target bonus opportunities observed at comparable companies. This means that the Company’s total cash compensation (base salary plus targeted bonus opportunity) for its top executive officers is generally competitive at the market median, but is substantially lower (24% to 47% lower) than the 75th percentile of total cash compensation observed at comparable companies. As noted above, the Committee’s historical objective has been to target total cash compensation at approximately the 75th percentile of comparable companies, in order to retain and reward executive management.

Long-Term Incentive Award

The Committee approved stock option grants for 66,000 shares to each of Messrs. Morris and Berce on July 1, 2003 at an exercise price of $8.50, the closing market price on that date. No other option grants were made in fiscal 2004 to any of the other Named Executive Officers. The “Option Grants in Last Fiscal Year” table on page 13 summarizes stock option grants in fiscal 2004 to the Named Executive Officers.

The Committee has approved certain amendments to the 1998 Limited Stock Option Plan for AmeriCredit Corp. and to the Amended and Restated 2000 Limited Omnibus and Incentive Plan for AmeriCredit Corp., and these amendments are proposed for adoption by shareholders and are discussed in detail elsewhere in this Proxy Statement.

The Committee’s compensation consultant advised that the Company should be providing long-term incentive awards at least annually to the Company’s CEO and the other Named Executive Officers to provide sufficient incentive and retention. The Committee anticipates working further with the compensation consultant in fiscal 2005 to determine the most appropriate award types and levels and creating an annual granting plan for the CEO and the Named Executive Officers consistent with the consultant’s analysis.

Other Compensation Plans

The Company maintains certain broad-based employee benefit plans in which executive officers are permitted to participate on the same terms as non-executive personnel who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans.

Stock Ownership Guidelines for Executive Officers

In August 2000, the Board of Directors adopted stock ownership guidelines that are designed to encourage the accumulation of the Company’s stock by its executive officers. In August 2003, the Committee amended and restated the stock ownership guidelines principally to (i) reflect revisions in executive management participating therein, (ii) extend the transition date by two and a half years as a result of the decline in the Company’s stock price throughout fiscal 2002 and 2003 and (iii) establish a minimum number of shares that must be owned by participants in order to comply with ownership levels, notwithstanding price fluctuations that may occur from time to time in the Company’s stock. The revised guidelines, stated as a multiple of executives’ base salaries and the minimum number of shares that must be owned by executive officers, are as follows:

Position	Base Salary Multiple		Number of Shares To Be Directly Owned
Chairman, Chief Executive Officer and President	4	X	150,000
Chief Financial Officer, Chief Operating Officer and Chief Legal Officer	3	X	60,000
Other Executive Team Members	2	X	25,000

The recommended time period for reaching the above guidelines is the later of (i) December 31, 2005, (ii) five years from date of hire or (iii) three years from date of promotion to an executive officer position. These guidelines are subject to periodic review to ensure that the levels are appropriate. Shares of the Company’s stock directly owned by an executive officer and shares owned by an executive officer through the Company’s 401(k) and employee stock purchase programs constitute qualifying ownership, and shares of restricted stock owned by an executive officer, whether or not vested, would also qualify. Stock options are not counted towards compliance with the guidelines. The Committee will review the progress of each executive officer toward compliance with the guidelines and, in the event an officer is not making satisfactory progress, the Committee may reduce prospective stock option or restricted share grants to such officer.

Presently, all of the Named Executive Officers other than Mr. Floyd own more than the minimum number of shares necessary to comply with the stock ownership guidelines. Mr. Floyd was promoted to Chief Operating Officer in April 2003 and, accordingly, has until April 2006 to own the requisite number of shares.

Fiscal 2004 Compensation of CEO

In the view of the Committee, since reassuming the position of CEO on April 23, 2003, Mr. Morris has demonstrated highly effective leadership and vision in leading the Company’s successful turnaround, while delivering financial and operating performance in fiscal 2004 that exceeded all of the Committee’s expectations. In addition, Mr. Morris has put in place and retained an effective and efficient executive management team that has the intellectual capital and commitment critical to the future success of the Company.

During fiscal 2004, Mr. Morris received $800,000 in base salary. As noted above, the Committee believes that Mr. Morris’ base salary is generally competitive at the market median but is less than the Committee’s 75th percentile objective.

As discussed above, the Committee believes that the cash bonus paid under the 2004 incentive plan equal to 196% of Mr. Morris’ base salary reflects Mr. Morris’ — and the Company’s — superior performance against financial and operating objectives established at the beginning of fiscal 2004.

Mr. Morris received an option award for 66,000 shares in July 2003 at an exercise price of $8.50. The Committee believes, as confirmed by the compensation consultant, that annual grants of long-term incentive awards are an appropriate component of the CEO’s compensation package.

DOUGLAS K. HIGGINS (CHAIRMAN)

JAMES H. GREER

KENNETH H. JONES, JR.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding report and the Performance Graph on page 20 shall not be incorporated by reference into any such filings.

Certain Agreements

Employment Contracts, Termination of Employment and Change-in Control Arrangements

The Company has entered into employment agreements with all of its Named Executive Officers. These agreements, as amended, contain terms that renew annually for successive five year periods (ten years in the case of Mr. Morris), and the compensation thereunder is determined annually by the Stock Option/Compensation Committee, subject to the following minimum annual compensation: Mr. Morris, $350,000; Mr. Berce, $345,000; Mr. Floyd $115,000, Mr. Miller, $145,000; and Mr. Choate $145,000. Included in the agreement for Messrs. Morris and Berce is a covenant of the employee not to compete with the Company during the term of his employment and for a period of three years from the date on which he ceased to be employed as a result of a termination for due cause or voluntary termination unless such voluntary termination occurs within twelve months after a “change in control” (as that term is defined in the employment agreements). Included in the agreement for Messrs. Floyd, Miller and Choate is a covenant of the employee not to compete with the Company during the term of his or her employment and for a period of one year thereafter. The employment agreements for Messrs. Morris and Berce provide that if the employee is terminated by the Company other than for cause, or in the event the employee resigns or is terminated other than for cause within twelve months after a “change in control” of the Company, the Company will pay to the employee the remainder of his current year’s salary (undiscounted) plus the discounted present value (employing an interest rate of 8%) of two additional years’ salary. The employment agreements for Messrs. Floyd, Miller and Choate provide that, in the event of a termination or resignation under the circumstances described in the immediately preceding sentence, the Company will pay to Messrs. Floyd, Miller and Choate, as the case may be, an amount equal to one year’s salary. For all Named Executive Officers other than Mr. Morris, “salary” includes the annual rate of compensation immediately prior to the “change in control” plus the average annual cash bonus for the immediately preceding three-year period. For Mr. Morris, “salary” includes the highest annual rate of compensation plus the highest annual cash bonus or other incentive payment provided in any of the seven fiscal years preceding the year in which a “change of control” occurs.

In addition to the employment agreements described above, the terms of all stock options granted to the Named Executive Officers provide that such options will become immediately vested and exercisable upon the occurrence of a change in control as defined in the stock option agreements evidencing such grants.

The provisions and terms contained in these employment and option agreements could have the effect of increasing the cost of a change in control of the Company and possibly delay or hinder such a change in control.

Performance Graph

The following performance graphs present cumulative shareholder returns on the Company’s Common Stock for the five years ended June 30, 2004. In the five-year performance graph, the Company is compared to (i) the S&P 500 and (ii) the S&P Consumer Finance Index. S&P recently split the S&P Financial Index into the S&P Consumer Finance Index and the S&P Diversified Financial Services Index. Each Index assumes $100 invested at the beginning of the measurement period and is calculated assuming quarterly reinvestment of dividends and quarterly weighting by market capitalization.

The data source for the graph is Media General Financial Services, Inc., an authorized licensee of S&P.

	June 1999	June 2000	June 2001	June 2002	June 2003	June 2004
AmeriCredit Corp	$100.00	$106.25	$324.69	$175.31	$53.44	$122.06
S&P 500	$100.00	$107.25	$91.34	$74.91	$75.10	$89.45
S&P Consumer Finance	$100.00	$88.27	$122.64	$94.49	$87.81	$108.79

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s executive officers and directors are required to file under the Securities Exchange Act of 1934, as amended, reports of ownership and changes of ownership with the SEC. Based solely upon information provided to the Company by individual directors and executive officers, the Company believes that during the fiscal year ended June 30, 2004, all filing requirements applicable to its executive officers and directors were met except as follows: (i) a purchase by Mr. Jones of 1,000 shares in a private transaction on August 29, 2003 was not reported until September 10, 2003, (ii) a disposition by Mr. Steven P. Bowman, the Company’s Executive Vice President and Chief Credit Officer, of 1,454 shares effective May 1, 2004, was not reported until May 20, 2004 and (iii) a sale by Mr. Dike and his wife of 12,000 shares on June 25, 2004 was not reported until July 14, 2004.

Related Party Transactions

The Company previously engaged independent contractors to solicit business from motor vehicle dealers in certain geographic locations. One such independent contractor was CHM Company, L.L.C. (“CHM Company”), a Delaware limited liability company, that is controlled by Clifton H. Morris, III, an adult son of Mr. Clifton H. Morris, Jr., Chairman and Chief Executive Officer of the Company. A per contract commission was paid to CHM Company for each motor vehicle contract originated by the Company that is attributable to the marketing efforts of CHM Company. The Company’s contractual arrangement with CHM Company was cancelled effective December 31, 2000. Although the contract has been cancelled, CHM Company is entitled to continue receiving monthly payments per the original contract terms with respect to motor vehicle contracts originated by CHM Company prior to contract termination that meet certain portfolio performance criteria, namely that payments are continuing to be made by consumers to the Company on such contracts. The Company made payments of $98,093 to CHM Company during fiscal 2004.

The Company selects independent contractors on a competitive bid basis from a group of qualified vehicle recovery and repossession agencies with whom it maintains ongoing relationships. During fiscal 2004, the Company engaged Texas Expeditors of Dallas/Fort Worth, LP (“Expeditors of DFW”), a Texas limited partnership, Texas Expeditors of San Antonio, LP (“Expeditors of San Antonio”), a Texas limited partnership, Texas Expeditors of Houston, LP (“Expeditors of Houston”), a Texas limited partnership, as three of its vehicle recovery agencies. These recovery agencies are controlled by Clifton H. Morris, III, an adult son of Mr. Clifton H. Morris, Jr., Chairman and Chief Executive Officer of the Company. A per vehicle payment is made pursuant to a fee schedule submitted by Expeditors of DFW, Expeditors of San Antonio and Expeditors of Houston for each recovery, repossession or other service performed. The Company considers the fees charged by these companies to be competitive and reasonable. During fiscal 2004, payments of $561,634, $258,525 and $738,955 were made by the Company to Expeditors of DFW, Expeditors of San Antonio and Expeditors of Houston, respectively. The aggregate amount of payments the Company paid in fiscal 2004 to the three vehicle recovery companies controlled by Clifton H. Morris, III represented approximately 3% of the total recovery and repossession fees paid by the Company to all vehicle recovery agencies in fiscal 2004.

In fiscal 2004, the Company purchased retail installment contracts originated by automobile dealerships in which Mr. McCombs’ immediate family members are executive officers in an amount that did not exceed 1% of the total retail installment contracts purchased by the Company in fiscal 2004.

Mr. Barrington stepped down as Chief Executive Officer and President in April 2003. The Company entered into a separation agreement with Mr. Barrington pursuant to which Mr. Barrington received a separation payment, calculated pursuant to his employment agreement, and a consulting fee in the amount of $125,000 per year in exchange for his agreement to provide certain services for up 360 hours per year over a 24 month period beginning May 1, 2003. Under the separation agreement, Mr. Barrington also agreed to a two-year non-compete and non-solicitation agreement and provided a release of all claims against the Company and related entities and parties. The Company also agreed to reimburse Mr. Barrington for all reasonable out-of-pocket expenses incurred by him in the performance of his consulting services. The Company and Mr. Barrington are presently negotiating to amend the separation agreement to extend the term of the consulting arrangement from April 30, 2005 to April 30, 2006. On August 31, 2004, Mr. Barrington announced his intention not to stand for re-election to the Board of Directors.

PROPOSAL TO AMEND THE 1998 LIMITED STOCK OPTION PLAN FOR

AMERICREDIT CORP.

(Item 2)

The 1998 Limited Stock Option Plan for AmeriCredit Corp. (the “1998 Plan”) was approved in November 1998 by the Company’s shareholders and provided for stock option grants to the Company’s top five executive officers at the time, including Messrs. Morris and Berce. The options granted under the 1998 Plan vested and became exercisable in four equal increments based on the Company’s achievement of earnings per share targets in fiscal years 1999 through 2002. Messrs. Morris and Berce, each of whom were granted options for 1,136,000 shares under the 1998 Plan, have not exercised any of their options and each presently holds all options originally granted to them under the 1998 Plan. The options have an exercise price of $12.00 per share. The options granted under the 1998 Plan are presently set to expire on January 26, 2005.

All other options granted to the other executive officers participating in the 1998 Plan have been exercised and are no longer outstanding. All descriptions of the terms and amounts under the 1998 Plan are adjusted to reflect the Company’s 2-for-1 stock split that occurred in October 1998.

The Stock Option/Compensation Committee has approved Amendment No. 2 to the 1998 Plan that would effectively extend the expiration date for the options granted to Messrs. Morris and Berce under the 1998 Plan from January 26, 2005 to January 26, 2007, i.e., a two-year extension. Amendment No. 2 would also “un-vest” the options held by Messrs. Morris and Berce under the Plan, and require that the Company achieve a 1.8% or better return on managed assets for fiscal 2005 for the options to become “re-vested.” If this return on managed assets is not achieved in fiscal 2005, then the options will not become re-vested and the options will be effectively forfeited by Messrs. Morris and Berce. These amendments (collectively referred to as the “amendments” in this section of the Proxy Statement), which are described in greater detail below, are subject to shareholder approval and will not become effective unless such approval is obtained.

Reasons for the Amendments

The Stock Option/Compensation Committee approved these amendments to the 1998 Plan for the following reasons:

•	Other than grants made to them in calendar 2003, Messrs. Morris and Berce have not received any stock option grants or other long-term incentive compensation awards since 1998, when the 1998 Plan was approved. The commitment made by the Company in 1998 was that no other grants would be made to Messrs. Morris and Berce until all options under the 1998 Plan were fully vested, a commitment that was fulfilled when the last vesting event under the 1998 Plan occurred in August 2002.

•	Neither of Messrs. Morris and Berce presently hold any unvested options or other awards that provide incentives to remain employees of the Company or encouragement to achieve financial performance that will serve to increase shareholder value. All stock options presently held by Messrs. Morris and Berce are fully vested and exercisable and, in the case of the options granted to them under the 1998 Plan, will expire in the next several months (unless earlier exercised). In view of Messrs. Morris’ and Berce’s contributions to the Company and its shareholders, particularly their leadership of the Company’s financial turnaround that began in fiscal 2003, the Committee believes that having significant and meaningful incentives for their continued employment and their leadership in attaining increased shareholder value over the next two years is critical and in the best interests of shareholders.

•	The Committee determined that creating a new stock option plan for grants to Messrs. Morris and Berce would not be appropriate at the present time, specifically because of the additional dilution to shareholders represented by any such new stock option plan. The amendments approved by the Committee to the 1998 Plan do not result in any additional dilution to shareholders, while providing Messrs. Morris and Berce with the additional incentives considered appropriate by the Committee to continue leading the Company and to more closely align their financial interests with those of shareholders. The extension of Messrs. Morris’ and Berce’s options does not result in a greater “overhang” of outstanding options or increase the number of shares considered outstanding for purposes of determining the Company’s earnings per share.

•	The Committee considers the agreement by Messrs. Morris and Berce to “un-vest” their options under the 1998 Plan, with the “re-vesting” to occur only if the Company’s return on managed assets is 1.8% or better in fiscal 2005, to create a substantial risk on their part and to further incent them to achieve results in fiscal 2005 that exceed those obtained in fiscal 2004. Further, “un-vesting” the options will clearly incent Messrs. Morris and Berce to continue as employees of the Company through at least the end of fiscal 2005, thereby continuing to lead the Company as it moves forward.

•	The Committee does not believe that it is in the best interests of the Company or shareholders for Messrs. Morris and Berce to exercise the options granted to them under the 1998 Plan at the present time, which could include the sale by either or both of Messrs. Morris and Berce of up to 2,272,000 shares of common stock on the open market in order to pay the exercise price and federal income taxes, as well as realize profits from the options. The Committee believes that it would be preferable for the options to be unvested and extended so as to delay the ultimate disposition of the underlying shares by Messrs. Morris and Berce until after August 2005 (and until as late as January 2007) in order to delay the imminent pressure on the Company’s stock price resulting from the sales prior to January 2005.

Description of the Amendments

The amendments to the 1998 Plan extend the termination date of the stock options granted to Messrs. Morris and Berce from January 26, 2005 to January 26, 2007. The amendments also “un-vest” the options held by Messrs. Morris and Berce under the 1998 Plan, and provide that the options will become re-vested on the earlier to occur of the Company achievement of a 1.8% or better return on managed assets for fiscal 2005, or the death or Disability (as such term is defined in the 1998 Plan) of Messrs. Morris or Berce. If this return on managed assets is not achieved in fiscal 2005 (and assuming that death or Disability does not occur), then the options will not become re-vested and will be effectively forfeited by Messrs. Morris and Berce.

Return on managed assets is defined in the amendments as the Company’s net margin as a percentage of average managed receivables outstanding for fiscal 2005, as reported in its Annual Report on Form 10-K for the fiscal year ending June 30, 2005 (the “2005 Annual Report”), less the following deductions: (i) net charge-offs as a percentage of average managed receivables outstanding for fiscal 2005, (ii) operating expenses as a percentage of average managed receivables outstanding for fiscal 2005 (net margin less the deductions described in (i) and (ii) of this sentence is referred to as “Pre-Tax ROMA”), and (iii) a provision for taxes, utilizing the Company’s effective tax rate for fiscal 2005, expressed as a percentage of Pre-Tax ROMA. The Company’s return on managed assets in fiscal 2004, using this formula, was 1.7%.

“Disability” is defined in the 1998 Plan as an incapacity resulting from an injury or illness (either mental or physical) which, in the reasonable opinion of the Committee based on such medical evidence as it deems necessary, will result in the death of the optionee or can be expected to continue for a period of at least twelve months and will prevent the optionee from performing the normal services required to be provided to the Company; provided, that such disability does not result, in whole or in part, from chronic alcoholism, from addiction to narcotics, from the commission of a felony, or from an intentional self-inflicted wound.

The amendments also extend the term of the 1998 Plan itself for two years (to coincide with the two-year extension of the options held by Messrs. Morris and Berce). The amendments do not affect the stock options granted to Messrs. Barrington, Esstman and Michael T. Miller under the 1998 Plan, all of which have been exercised and are no longer outstanding. Also, the amendments do not result in an increase in the total number of shares authorized to be issued pursuant to the 1998 Plan.

On September 14, 2004, the amendments to the 1998 Plan were approved by the Committee and, on September 14, 2004, the Board of Directors (with Messrs. Morris and Berce abstaining) ratified the amendments. The Board is now requesting that shareholders approve the amendments.

New Plan Benefits

The following sets forth, in tabular format, the options to be affected by the amendments to the 1998 Plan:

Name and Position of Individual or Identity of Group	Stock Options (#)	Weighted Average Exercise Price ($)
Clifton H. Morris, Chairman and Chief Executive Officer	1,136,000	12.00
Daniel E. Berce, President	1,136,000	12.00
Mark Floyd, Executive Vice President, Chief Operating Officer	—	—
Preston A. Miller, Executive Vice President, Chief Financial Officer and Treasurer	—	—
Chris A. Choate, Executive Vice President, Chief Legal Officer and Secretary	—	—
Executive Group	2,272,000	12.00
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group	—	—

Accounting Implications of the Amendments

If approved by shareholders, the amendments to the 1998 Plan, specifically the two-year extension of the options held by Messrs. Morris and Berce, will result in an accounting charge determined, as of the date of approval by shareholders (November 3, 2004), by multiplying the number of options extended (2,272,000) by a factor equal to the compensation expense associated with the extension. The compensation expense is the assumed present value of the options over the two-year extended term, determined using the Black-Scholes model of option valuation, less the intrinsic value of the option as of the date of extension (the intrinsic value is essentially equal to the difference between the market price of the Company’s Common Stock less the option exercise price of $12.00). Based on this calculation, as of the Record Date, the pre-tax compensation expense to be incurred in connection with the option extension would be approximately $4,300,000. This compensation expense would result in an estimated $2,687,000 after-tax charge to earnings in fiscal 2005, or a reduction in earnings per share of approximately $0.02. Due to possible changes in the volatility component of the Black-Scholes calculation as a result of fluctuations in the Company’s stock price between the Record Date and the date of the Annual Meeting of Shareholders (when the actual calculation will be made), the ultimate charge to be recognized may be more or less than the above estimate, possibly by a material amount.

If the amendments to the 1998 Plan are approved, the compensation expense discussed above will be recognized in its entirety in fiscal 2005, assuming return on managed assets target has been achieved.

Federal Income Tax Consequences of the Amendments

Generally, the exercise of a nonqualified stock option will result in ordinary income for the grantee and a federal income tax deduction for the Company measured by the difference between the option price and the fair market value of the shares received at the time of exercise. If the options were exercised in full by Messrs. Morris and Berce as of the Record Date, the amount of the Company’s federal income tax deduction would be $20,900,000 (calculated as the Company’s closing stock price of $21.20 on the Record Date less the option exercise price of $12.00, multiplied by the 2,272,000 options presumed exercised); as a result of this deduction, the Company would reduce its tax liability for fiscal 2005 by approximately $7,900,000, calculated by multiplying the Company’s effective tax rate of approximately 38% by the gross amount of the deduction.

Section 162(m) of the Internal Revenue Code disallows a federal income tax deduction to public companies for compensation paid to the chief executive officer or any of the four other most highly compensated officers to the extent the compensation exceeds $1 million in any year. However, qualifying performance-based compensation is not subject to this limitation if certain requirements are met. Presently, the Company believes that the vested options held by Messrs. Morris and Berce satisfy the requirements under Internal Revenue Code Section 162(m) for deductibility. Accordingly, the Company believes that, if the amendments to the 1998 Plan are approved, and provided that the re-vesting of the options occur solely as a result of the Company’s achievement of the targeted return on managed assets (i.e., the re-vesting is not accelerated upon a change in control of the Company, as discussed below, or upon the death or disability of Messrs. Morris or Berce), it will still be entitled to a deduction measured by the difference between the option price ($12.00) and the fair market value of the shares received at the time such options are ultimately exercised by Messrs. Morris and Berce.

Additionally, the Company has obtained an opinion from a nationally recognized public accounting firm (not PricewaterhouseCoopers LLP, the Company’s independent auditors) that the amendments to the 1998 Plan should not preclude the options from being considered qualified performance-based compensation as defined in Internal Revenue Code Section 162(m) and therefore should continue to be exempt from the $1 million limitation. However, there can be no assurance that, despite the Company’s attempts to comply with Section 162(m), the Internal Revenue Service will not seek to disallow the Company’s deduction as described above, possibly resulting in an increased tax liability to the Company in the year the options are exercised.

Other Material Provisions of the 1998 Plan

A copy of the Amendment No. 2 to the 1998 Plan is attached to this Proxy Statement as Appendix B. Other than the amendments described above, the material terms and conditions of the 1998 Plan will not change.

Shares Reserved Under the 1998 Plan

The number of shares of Common Stock that may be issued or awarded under the 1998 Plan shall not exceed 4,600,000 (adjusted to reflect the Company’s 2-for-1 stock split that occurred in October 1998), subject to adjustment in the event of stock dividends, stock splits, combination of shares, recapitalizations or other changes in the outstanding Common Stock.

Grants Under the 1998 Plan

On January 27, 1998, the 1998 Plan provided for a one-time grant of nonqualified stock options to the Company’s top five executive officers in the following amounts, adjusted to reflect the Company’s 2-for-1 stock split that occurred in October 1998: 1,136,000 for Mr. Morris; 1,136,000 for Mr. Berce; 1,136,000 for Mr. Barrington; 792,000 for Mr. Esstman; and 400,000 for Mr. Miller. The stock options granted to Messrs. Barrington, Esstman and Miller under the 1998 Plan have been exercised and are no longer outstanding. No additional stock options or other awards were granted under the 1998 Plan and no employees of the Company other than Messrs. Morris, Berce, Barrington, Esstman and Miller are eligible for participation under the 1998 Plan.

Exercise Price of Stock Options

The exercise price of all stock options granted under the 1998 Plan is $12 per share (adjusted to reflect the Company’s 2-for-1 stock split that occurred in October 1998). The exercise price is equal to approximately 108% of the closing price of the Company’s Common Stock on the New York Stock Exchange on January 26, 1998, the day immediately preceding the date the 1998 Plan was adopted by the Committee.

Exercisability of Stock Options

Stock options granted under the 1998 Plan became exercisable following the Company’s achievement of the earnings per share targets in fiscal 2002.

Term of the 1998 Plan

The 1998 Plan was effective as of January 27, 1998 and, upon approval of the amendments, will terminate on January 26, 2007, unless terminated earlier by the Board of Directors or extended by the Board with the approval of the shareholders.

Administration of the 1998 Plan

The 1998 Plan will be administered by the Stock Option/Compensation Committee, a committee of the Board of Directors comprised of at least three directors, each of whom is a “disinterested person” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. The Committee shall have, among other powers, the power to interpret, waive, amend, establish or suspend rules and regulations of the 1998 Plan in its administration of such Plan.

Federal Income Tax Consequences

The grant of nonqualified stock options under the 1998 Plan will not result in income for the grantee or in a deduction for the Company. The exercise of a nonqualified stock option will result in ordinary income for the grantee and a deduction for the Company measured by the difference between the option price and the fair market value of the shares received at the time of exercise. Income tax withholding will be required.

Other Information

Upon a change in control as defined in, and subject to certain limitations under the 1998 Plan, all outstanding stock options will become immediately vested and exercisable, including the options held by Messrs. Morris and Berce that have become un-vested in connection with the extension, as discussed above. Stock options granted under the 1998 Plan are nontransferable except, in certain circumstances provided under Rule 16b-3, to immediate family members, to partnerships whose partners are such family members and to a person or other entity for which the optionee is entitled to a deduction for a “charitable contribution” under the Internal Revenue Code of 1986.

Equity Compensation Plan Information

The following table provides information about the Company’s equity compensation plans as of June 30, 2004:

	(a) Number of securities to be issued upon exercise of outstanding options	(b) Weighted average exercise price of outstanding options	(c) Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	10,287,131	$13.20	5,784,052
Equity compensation plans not approved by shareholders	4,146,853	$18.28	1,128,333

Total	14,433,984	$14.66	6,912,385

The 1989 Stock Option Plan for AmeriCredit Corp., 1990 Stock Option Plan for Non-Employee Directors of AmeriCredit Corp., 1991 Key Employee Stock Option Plan of AmeriCredit Corp., 1995 Omnibus Stock and Incentive Plan for AmeriCredit Corp., AmeriCredit Corp. Employee Stock Purchase Plan, 1996 Limited Stock Option Plan for AmeriCredit Corp., 1998 Limited Stock Option Plan for AmeriCredit Corp. and Amended and Restated 2000 Limited Omnibus and Incentive Plan for AmeriCredit Corp. were approved by the Company’s shareholders.

The 1999 Employee Stock Option Plan of AmeriCredit Corp. (“1999 Plan”), FY 2000 Stock Option Plan of AmeriCredit Corp. (“FY 2000 Plan”), Management Stock Option Plan of AmeriCredit Corp. (“Management Plan”) and Amended and Restated i4 Gold Stock Option Program (“i4 Plan”) have not been approved by the Company’s shareholders.

Description of Plans Not Approved by Shareholders

1999 Plan

Under the 1999 Plan, adopted by the Board of Directors in fiscal 1999, a total of 1,000,000 shares have been authorized for grants of options to employees other than directors and senior management officers (as defined by the plan) of which 77,935 shares were available for grants as of June 30, 2004. Each option must be granted at a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant, and no option may have a term in excess of ten years. In fiscal 2004, no shares were granted under the 1999 Plan. Each option is subject to vesting requirements established by the Board of Directors. The 1999 Plan provides for acceleration of vesting of awards in the event of a change in control. The 1999 Plan expires on February 4, 2009, except with respect to options then outstanding.

FY 2000 Plan

Under the FY 2000 Plan, adopted by the Board of Directors in fiscal 2000, a total of 2,000,000 shares have been authorized for grants of options to employees other than directors and senior management officers (as defined by the plan) of which 205,305 shares were available for grants as of June 30, 2004. Each option must be granted at a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant, and no option may have a term in excess of ten years. In fiscal 2004, no shares were granted under the FY 2000 Plan. Each option is subject to certain vesting requirements established by the Board of Directors. The FY 2000 Plan provides for acceleration of vesting of awards in the event of a change in control. The FY 2000 Plan expires on July 1, 2009, except with respect to options then outstanding.

Management Plan

Under the Management Plan, adopted by the Board of Directors in fiscal 2000, a total of 3,000,000 shares have been authorized for grants of options to employees other than directors and senior management officers (as defined by the plan) of which 514,815 shares were available for grants as of June 30, 2004. Each option must be granted at a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant, and no option may have a term in excess of ten years. In fiscal 2004, no shares were granted under the Management Plan. Each option is subject to certain vesting requirements established by the Board of Directors. The Management Plan provides for acceleration of vesting of awards in the event of a change in control. The Management Plan expires on February 3, 2010, except with respect to options then outstanding.

i4 Plan

Under the i4 Plan, adopted by the Board of Directors in fiscal 2002, a total of 1,200,000 shares have been authorized for grants of options to employees other than directors and senior management officers (as defined by the plan), of which 330,278 shares were available for grants as of June 30, 2004. Each option must be granted at a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant, and no option may have a term in excess of ten years. In fiscal 2004, no shares were granted under the i4 Plan. Each option is subject to certain vesting requirements established by the Board of Directors. The i4 Plan provides for acceleration of vesting of awards in the event of a change in control. The i4 Plan expires on October 31, 2007, except with respect to options then outstanding.

Approval of Amendment No. 2 to the 1998 Plan by shareholders of the Company is required by the rules of the New York Stock Exchange and by the terms of the 1998 Plan itself. Assuming the presence of a quorum, the proposal to approve Amendment No. 2 to the 1998 Plan requires approval by the holders of a majority of the outstanding shares of Common Stock represented at the 2004 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF AMENDMENT NO. 2 TO THE 1998 LIMITED STOCK OPTION PLAN FOR AMERICREDIT CORP.

PROPOSAL TO AMEND THE AMENDED AND RESTATED 2000 LIMITED OMNIBUS

AND INCENTIVE PLAN FOR AMERICREDIT CORP.

(Item 3)

For several years, the Company has utilized stock options and restricted stock awards as a key part of its overall compensation strategy for employees, including executive officers and key managers, and non-employee directors. The 2000 Limited Omnibus and Incentive Plan for AmeriCredit Corp. was approved in November 2000 by the Company’s shareholders and provided for stock option, restricted stock and other equity awards to the Company’s directors, officers and employees. In November 2002, the Amended and Restated 2000 Limited Omnibus and Incentive Plan for AmeriCredit Corp. (the “2000 Plan”), which extended the termination date for the 2000 Plan and increased the number of shares of Common Stock reserved under the 2000 Plan with a sublimit on the number of restricted share awards that may be granted, was approved by the Company’s shareholders.

The 2000 Plan, as currently drafted, provides that awards may be made only to an “Eligible Person,” defined as “Outside Directors, and those full time employees of the Company selected by the Committee; provided, however that a Named Executive Officer shall not be eligible to receive an award.” The Named Executive Officers, ineligible to receive awards under the Plan, are Messrs. Morris, Berce, Barrington and Esstman. Neither Mr. Barrington nor Mr. Esstman are employees or continuing directors of the Company and, as such, are no longer eligible for consideration for any equity grants under any of the Company’s stock option plans. Accordingly, the limitation in the 2000 Plan only affects Messrs. Morris and Berce.

The limitation on the ability of Messrs. Morris, Berce, Barrington and Esstman to participate in the 2000 Plan was included because of the fact that the grants made to such “Named Executive Officers” in 1998 expressly precluded further grants being made to them until such 1998 grants had vested in full (based on the achievement of earnings objectives specified in the 1998 grant). The 1998 grants vested in full following the end of fiscal 2002.

On August 6, 2004, the Stock Option/Compensation Committee approved an amendment to the 2000 Plan to remove the limitation in the 2000 Plan and return to the Committee the full flexibility to consider awards under the 2000 Plan to Messrs. Morris and Berce (as CEO and President, respectively). The proposed amendment removes the definition of “Named Executive Officer” and removes its use in limiting “Eligible Person” (the “Amendment”). Without removing this limitation, the Company has no effective vehicle to make long-term equity based incentive awards to its CEO and President. On August 17, 2004, the Amendment to the 2000 Plan was ratified by the Board of Directors but is subject to shareholder approval. The Board is now requesting that shareholders approve the Amendment.

New Plan Benefits

As noted elsewhere in this Proxy Statement, the Board of Directors anticipates that an option grant of 20,000 shares will be made to each non-employee director following the 2004 Annual Meeting of Shareholders, upon terms and conditions similar to the grant made to non-employee directors following the 2003 Annual Meeting of Shareholders. Further, as also discussed elsewhere in this Proxy Statement, the Committee is presently working with a compensation consultant to help it evaluate an annual long-term incentive award program for the CEO, the executive officers and other non-executive officers and, until such evaluation is complete, it is not possible to indicate the number, names or positions of employees who will receive future stock options or other awards or the number of shares of Common Stock for which stock options or other awards will be granted to any officer or other employee under the 2000 Plan. However, the following table lists the stock options and restricted stock granted in fiscal 2004 under the 2000 Plan:

Name and Position of Individual or Identity of Group	Stock Options (#)	Weighted Average Exercise Price ($)	Restricted Stock (#)	Dollar Value of Restricted Stock ($)
Clifton H. Morris, Chairman and Chief Executive Officer	—	—	—	—
Daniel E. Berce, President	—	—	—	—
Mark Floyd, Executive Vice President, Chief Operating Officer	—	—	—	—
Preston A. Miller, Executive Vice President, Chief Financial Officer and Treasurer	—	—	—	—
Chris A. Choate, Executive Vice President, Chief Legal Officer and Secretary	—	—	—	—
Executive Group	—	—	—	—
Non-Executive Director Group (1)	140,000	13.55	—	—
Non-Executive Officer Employee Group	—	—	—	—

(1)	Includes seven non-executive directors in the Non-Executive Director Group, each of whom received an option of 20,000 shares in November 2003. The Board of Directors anticipates that a similar stock option grant will be made to each of the six non-executive directors following the 2004 Annual Meeting of Shareholders.

Description of the 2000 Plan

A copy of Amendment No. 1 to the 2000 Plan is attached to this Proxy Statement as Appendix C. Other than the Amendment described above, the material terms and conditions of the 2000 Plan will not change.

The purpose of the 2000 Plan is to continue attracting, retaining and motivating the Company’s officers and other employees by enabling such officers and employees to participate, through equity ownership, in the long-term growth and financial success of the Company.

Long-term incentive compensation — such as stock options grants — has been a key component of the Company’s compensation philosophy for employees, including executive officers, since inception of the Company’s auto finance lending business in September 1992. The Board of Directors believes that stock option awards have been critical in attracting and retaining the executive officers responsible for the Company’s financial success, and in motivating such officers to continually strive, year over year, for improved financial and operating performance.

As noted in the “Report of the Stock Option/Compensation Committee” on page 16, the compensation consultant engaged by the Committee has recommended that the Committee consider making annual long-term incentive awards to the CEO and the President. Unless the 2000 Plan is amended, the Company may not be able to provide such awards. This would require the Company to significantly alter its compensation strategy in order to retain and continue motivating its CEO and President to achieve the Company’s financial and operating objectives. Alternate strategies include possible increases in base salaries and annual bonus opportunities to offset the Company’s inability to offer long-term incentive compensation. These alternate strategies may have the effect of increasing the Company’s compensation expenses over time.

As of September 20, 2004, there are 5,691,757 shares of Common Stock remaining for future awards under the 2000 Plan.

Shares Reserved Under the 2000 Plan

The number of shares of Common Stock that may be issued or awarded under the 2000 Plan shall not exceed 9,000,000, subject to adjustment in the event of stock dividends, stock splits, combination of shares, recapitalizations or other changes in the outstanding Common Stock. The shares issuable under the 2000 Plan may be drawn from either authorized but previously unissued shares of Common Stock or from reacquired shares of Common Stock, including shares purchased by the Company on the open market and held as treasury shares. The Amendment does not increase the number of shares of Common Stock that may be issued or awarded under the 2000 Plan. Accordingly, the Amendment does not increase or affect the potential dilution to shareholders represented by the 2000 Plan.

Administration of the 2000 Plan

The 2000 Plan is administered by the Committee. The Committee has, among other powers, the power to interpret, waive, amend, establish or suspend rules and regulations of the 2000 Plan in its administration of the 2000 Plan. The Committee shall have the sole discretion to determine the number or amount of shares, units, cash or other rights or awards, the nature and types of which are described below, to be granted to any participant.

Grants Under the 2000 Plan

Stock Options. The Committee may grant options qualifying as incentive stock options under the Internal Revenue Code of 1986, as amended (the “Code”) and/or nonqualified stock options. The term, exercisability and other provisions of an option shall be fixed by the Committee. The option price shall be any price determined by the Committee except that, in the case of a nonincentive stock option, the price shall not be less than the fair market value of the Company’s Common Stock on the date of grant. Except for adjustments resulting from a stock dividend, stock split, combination of shares, recapitalization or other change in the outstanding Common Stock of the Company, the Committee may not reduce the exercise or option price of an existing stock option.

Restricted Share Awards. The Committee may also award shares of the Company’s Common Stock under a restricted share award. The Committee shall fix the restrictions and the restriction period applicable to each restricted share award; provided, however, that the restriction period shall not exceed 10 years from the date of grant. The recipient of a restricted share award will be unable to dispose of the shares prior to the expiration of the restriction period. During this period, the recipient will be entitled to vote the shares and receive any regular cash dividends on such shares. Each stock certificate representing a restricted share award will be required to bear a legend giving notice of the restrictions in the grant. The 2000 Plan does not permit more than 2,000,000 restricted share awards to be made in total.

Performance Awards. The Committee may grant Performance Awards under which payment may be made in shares of the Company’s Common Stock (including restricted shares), a combination of shares and cash or cash if the performance of the Company meets certain goals established by the Committee during an award period. The Committee, in its discretion, will determine the performance goals, the length of an award period, and the manner and medium of payment of each performance Award. In order to receive payment, a grantee must remain in the employ of the Company until the completion of the award period, except that the Committee may provide complete or partial exceptions to that requirement as it deems equitable.

Stock Appreciation Rights and Limited Stock Appreciation Rights. The Committee may grant stock appreciation rights (“SARs”) and limited stock appreciation rights (“LSARs”) either singly or in combination with an underlying stock option or Performance Award under the 2000 Plan. The term, exercisability and other provisions of a SAR or LSAR may be fixed by the Committee. SARs entitle the grantee to receipt of the same economic value that would have been derived from exercise of an option. LSARs are similar to SARs but become exercisable only upon a tender offer or exchange offer for at least 30% of the outstanding shares of the Company’s Common Stock. Payment of a SAR or LSAR may be made in cash, in shares or a combination of both at the discretion of the Committee. If a SAR or LSAR granted in combination with an underlying stock option is exercised, the right under the underlying option to purchase shares would terminate.

Each award under the 2000 Plan will be evidenced by an award agreement that will be delivered to the participant specifying the terms and conditions of the award and any rules applicable to such award.

Upon a change in control as defined in, and subject to certain limitations under, the 2000 Plan, all outstanding awards will vest, become immediately exercisable or payable or have all restrictions lifted as may apply to the type of award granted. Awards are nontransferrable; however, if so provided in an award agreement, an award may be transferred, without payment of consideration, to immediate family members, or to partnerships whose partners are such family members or, except as prohibited by Rule 16b-3 under the Exchange Act, to a person or entity for which the grantee is entitled to a deduction for a “charitable contribution” under the Code.

Eligible Participants

Under the 2000 Plan, and as designated by the Committee, any non-employee director and any employee of the Company or the Company’s affiliates may participate in the 2000 Plan and receive award(s) thereunder (approximately 3,600 employees as of September 20, 2004); and, upon approval of the Amendment, Messrs. Morris and Berce shall be eligible to receive award(s) under the 2000 Plan.

Non-employee directors are also eligible to participate in the 2000 Plan. Each non-employee director received, upon election as a Director and thereafter on the first business day after the date of each annual meeting of shareholders of the Company, an option to purchase 20,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant.

Term of the 2000 Plan

The 2000 Plan was effective as of August 1, 2000 and will terminate on October 31, 2007, unless terminated earlier by the Board of Directors or the Committee or extended by the Board or the Committee with the approval of the shareholders.

Federal Income Tax Consequences

Stock Options. The grant of an incentive stock option or a nonqualified stock option will not result in income for the grantee or in a deduction for the Company. The exercise of a nonqualified stock option will result in ordinary income for the grantee and a deduction for the Company measured by the difference between the option price and the fair market value of the shares received at the time of exercise.

The exercise of an incentive stock option will not result in income for the grantee if the grantee (i) does not dispose of the shares within two years after the date of grant or one year after the transfer of shares upon exercise and (ii) is an employee of the Company or a subsidiary of the Company from the date of grant until three months before the exercise date. If these requirements are met, the basis of the shares upon later disposition will be the option price. Any gain will be taxed to the employee as long-term capital gain and the Company would not be entitled to a deduction. The excess of the market value on the exercise date over the option price is an item of tax preference, potentially subject to the alternative minimum tax.

If the grantee disposes of the shares prior to the expiration of either of the holding periods, the grantee will recognize ordinary income and the Company will be entitled to a deduction equal to the lesser of the fair market value of the shares on the exercise date minus the option price or the amount realized on disposition minus the option price.

Restricted Share Awards. The grant of Restricted Shares should not result in income for the grantee or in a deduction for the Company for federal income tax purposes, assuming the shares transferred are subject to restrictions resulting in a “substantial risk of forfeiture.” If there are not such restrictions, the grantee will recognize ordinary income upon receipt of the shares. Dividends paid to the grantee while the stock remained subject to restriction will be treated as compensation for federal income tax purposes. At the time the restrictions lapse, the grantee will receive ordinary income and the Company will be entitled to a deduction measured by the fair market value of the shares at the time of lapse.

SARs, LSARs and Performance Awards. The grant of a SAR, LSAR or a Performance Award will not result in income for the grantee or in a deduction for the Company. Upon the exercise of an SAR or LSAR or the receipt of shares or cash under a Performance Award, the grantee will recognize ordinary income and the Company will be entitled to a deduction measured by the fair market value of the shares plus any cash received.

Other Information

The Board or the Committee may amend the 2000 Plan as it deems advisable; provided, however, that shareholder approval must be obtained for any amendment increasing the number of available shares under the 2000 Plan or changing the class of eligible participants, permit the granting of awards with expire more than ten years after the grant date, or extend the termination date of the 2000 Plan. Employees and non-employee directors who will participate in the 2000 Plan in the future and the amounts of award(s) to such employees are to be determined by the Committee subject to any restrictions outlined above.

Approval of the Amendment to the 2000 Plan by shareholders of the Company is required by the rules of the New York Stock Exchange and by the terms of the 2000 Plan itself. The proposal to approve the Amendment to the 2000 Plan requires approval by the holders of a majority of the outstanding shares of Common Stock represented at the 2004 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT NO. 1 TO THE AMENDED AND RESTATED 2000 LIMITED OMNIBUS AND INCENTIVE PLAN FOR AMERICREDIT CORP.

PROPOSAL TO APPROVE THE COMPANY’S SENIOR EXECUTIVE BONUS PLAN

(Item 4)

The Board of Directors, upon the recommendation of the Stock Option/Compensation Committee of the Board, has approved the adoption of a Senior Executive Bonus Plan (the “Plan”) for the grant of incentive awards to certain of the Company’s executive officers commencing with the Company’s 2005 fiscal year beginning July 1, 2004. The proposal to approve the Plan requires approval by the holders of a majority of the outstanding shares of Common Stock represented at the 2004 Annual Meeting of Shareholders. The Plan provides the Company’s key executives with the opportunity to earn incentive awards based on the achievement of goals relating to the performance of the Company and its business units.

Background and Reasons for Adoption

The Company has historically adopted, on a year-by-year basis, performance-based bonus plans similar to the Plan, pursuant to which the Company rewards management for achieving certain performance objectives. However, under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), the federal income tax deductibility of compensation paid to the Company’s Chief Executive Officer and to each of its four other most highly compensated executive officers may be limited to the extent that such individual’s compensation exceeds $1 million in any one year. The Company may deduct compensation in excess of that amount if it qualifies as “performance-based compensation,” in accordance with Section 162(m). The Plan is designed to qualify awards made under the Plan as performance-based compensation, so that the Company may continue to receive a federal income tax deduction for the payment of incentive bonuses to its executives.

Description of the Plan

The following paragraphs provide a summary of the principal features of the Plan and its operation. The Plan is set forth in its entirety as Appendix D to this Proxy Statement. The following summary is qualified in its entirety by reference to Appendix D.

Purpose of the Plan

The Plan is intended to increase shareholder value and the success of the Company by motivating key executives to perform to the best of their abilities and achieve the Company’s objectives.

Administration of the Plan

The Plan will be administered by the Stock Option/Compensation Committee of the Board of Directors in accordance with the provisions of the Plan and the requirements of Section 162(m).

Eligibility to Receive Awards

All officers of the Company are eligible to participate in the Plan. Participation in the Plan by any particular officer is determined annually in the discretion of the Committee. In selecting participants for the Plan, the Committee will choose officers of the Company who are likely to have a significant impact on Company performance. For fiscal year 2005, it is currently anticipated that participants in the Plan will be the members of the Company’s Executive Team, which is currently comprised of Messrs. Morris, Berce, Miller, Floyd, Choate and Steven P. Bowman, the Company’s Executive Vice President and Chief Credit Officer. Participation in future years will be in the discretion of the Committee, but it is currently expected that five to ten officers will participate each year.

Target Awards and Performance Goals

For each year, the Committee will establish in writing: (i) a target award for each participant, (ii) the performance goals which must be achieved in order for the participant to be paid the target award, and (iii) a formula for increasing or decreasing a participant’s target award depending upon how actual performance compares to the pre-established performance goals.

Each participant’s target award will be expressed as a percentage of his or her base salary. Base salary under the Plan means the participant’s annual salary rate on the last day of the Plan year.

There are fifteen performance measures which the Committee may use in setting the performance goals for any year. Specifically, the performance goals applicable to any participant will provide for a targeted level of achievement using one or more of the following measures: (i) annual revenue, (ii) earnings per share, (iii) net income, (iv) return on managed assets, (v) origination volume, (vi) origination profitability, (vii) return on equity, (viii) net charge-offs, (ix) net charge-off percentage, (x) recoveries, (xi) net interest margin, (xii) cash collections, (xiii) delinquencies, (xiv) delinquency ratio, and (xv) operating expenses. Each of these measures is defined in the Plan. The Committee may choose performance goals which apply on either a corporate or business unit basis, as deemed appropriate in light of the participant’s responsibilities.

Determination of Actual Awards

After the end of each Plan year, the Committee must certify in writing the extent to which the performance goals applicable to each participant were achieved or exceeded. The actual award (if any) for each participant will be determined by applying the formula to the level of actual performance which has been certified by the Committee. However, the Committee retains discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula. Also, no participant’s actual award under the Plan may exceed $5 million for any year.

The Plan contains a continuous employment requirement. If a participant terminates employment with the Company prior to the award payment date, he or she generally will not be entitled to the payment of an award for the year, based on the participant’s performance during the completed portion of the subject period. However, if the participant’s termination is due to disability or death, the Committee will proportionately reduce (or eliminate) his or her actual award based on the date of termination and such other considerations as the Committee deems appropriate.

Awards under the Plan generally will be payable in cash after the end of the year during which the award was earned. However, the Committee reserves the right to declare any award wholly or partially payable in an equivalent amount of restricted stock issued under one of the Company’s equity compensation plans. Any restricted stock so granted would be fully vested, subject to such holding period requirements as may be necessary to comply with applicable securities laws.

Plan Awards

As of the date of this Proxy Statement, no executive officer or employee of the Company has received any awards under the Plan. The awards to be received under the Plan by the Company’s executive officers and employees are not determinable at this time since the awards will be determined based on actual future performance. Since performance goals may not be achieved, there can be no assurance that any awards will be paid in any future period. The awards (if any) paid under the Plan generally will be the only annual cash incentive bonus the participant will receive. Executive officers and employees who are not participants in the Plan may be eligible for incentive bonus awards under other bonus plans adopted by the Company.

Amendment and Termination of the Plan

The Board or the Committee may amend or terminate the Plan at any time and for any reason, but in accordance with Section 162(m), certain material amendments to the Plan will be subject to shareholder approval.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPANY’S SENIOR EXECUTIVE BONUS PLAN.

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

(Item 5)

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as independent public accountants for the Company to audit its consolidated financial statements for the fiscal year ending June 30, 2005. The Audit Committee and the Board of Directors have determined that it would be desirable to request that the shareholders ratify such selection. The proposal to ratify the appointment by the Audit Committee of PricewaterhouseCoopers LLP as independent public accountants requires approval by the holders of a majority of the outstanding shares of Common Stock represented at the 2004 Annual Meeting of Shareholders. PricewaterhouseCoopers LLP served as the Company’s independent public accountants for the fiscal year ended June 30, 2004 and has reported on the Company’s consolidated financial statements for such year. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions from shareholders.

Shareholder ratification is not required for the selection of PricewaterhouseCoopers LLP, since the Audit Committee has the sole responsibility for selecting the Company’s independent public accountants. Nonetheless, the selection is being submitted for ratification at the Annual Meeting with a view towards soliciting the shareholders’ opinions, which the Audit Committee will take into consideration in future deliberations. In the event the shareholders fail to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants, the Audit Committee may, but is not required to, reconsider its selection.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2005.

Report of the Audit Committee

The Audit Committee is comprised of four directors, each of whom meets the independence and experience requirements of the SEC and the NYSE. The members of the Audit Committee are Messrs. Clay, Dike, Greer and Jones. The Audit Committee acts pursuant to a written charter last adopted by the Board of Directors on September 14, 2004. The Audit Committee held six meetings in fiscal 2004. The Audit Committee plans to meet a minimum of six times in fiscal 2005, including quarterly meetings in executive sessions with the independent public accountants, senior internal audit executive and senior management.

The Board of Directors has determined that each member of the Audit Committee is financially literate, as the Board interpreted such qualifications in its business judgment and that Mr. Clay has the qualifications and experience necessary to serve as an “audit committee financial expert,” as defined by the rules of the SEC. No Audit Committee member serves on more than two audit committees of public companies.

Management has the primary responsibility for the consolidated financial statements and the financial reporting process, including the system of internal controls. The Audit Committee oversees the Company’s independent public accountants, internal control and financial reporting process on behalf of the Board of Directors. In this regard, the Audit Committee helps to ensure independence of the Company’s auditors, the integrity of management and the adequacy of disclosure to shareholders. Representatives of the independent public accountants, as well as employees in the Company’s internal audit, accounting and financial management departments have unrestricted access to the Audit Committee.

Consistent with SEC policies regarding auditor independence, the Audit Committee has established a policy to pre-approve all audit and permitted non-audit services within the categories of Audit, Audit-Related Services, Tax Services and All Other Services. The Audit Committee pre-approves the services provided by the independent public accountants within each category, as well as the fees associated with such service. During the year, circumstances may arise when it may become necessary to engage the independent public accountants for additional services not contemplated in the original pre-approval categories. In those circumstances, the Audit Committee requires specific pre-approval before engaging the independent public accountants. The Audit Committee may delegate authority to a subcommittee of the Audit Committee (consisting of one or more members, including the Chairman of the Audit Committee acting alone), when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of the Chairman or any subcommittee to grant pre-approvals shall be presented to the Audit Committee at its next scheduled meeting.

The Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended June 30, 2004 with management and the Company’s independent public accountants. The independent public accountants are responsible for expressing an opinion on the Company’s audited consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. The Audit Committee discussed with the independent public accountants the results of the fiscal 2004 audit and all other matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communications with Audit Committees, including a discussion of the quality of the Company’s accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the consolidated financial statements and the adequacy of internal controls. In addition, the Audit Committee received, reviewed and discussed the independence communications as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Based on the preceding review and discussions contained in this paragraph, the Audit Committee determined that the audited consolidated financial statements for the fiscal year ended June 30, 2004 should be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

Audit and Non-Audit Fees

During fiscal year 2003 and 2004, PricewaterhouseCoopers LLP provided various services to the Company. The aggregate fees for each of the following types of services are set forth below:

	Amounts
Description	Fiscal 2003	Fiscal 2004
Audit Services (1)	$390,393	$652,700
Audit-Related Services (2)	$836,587	$448,682
Tax Services (3)	$319,185	$39,577
All Other Services (4)	$8,070	$11,221

(1)	Audit Services include the annual financial statement audit (including quarterly reviews, subsidiary audits and other procedures required to be performed by the independent public accountants to be able to form an opinion on the Company’s consolidated financial statements).

(2)	Audit-Related Services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent public accountants. Audit-Related Services include, among other things, services pertaining to the Company’s securitization program and other warehouse facility reviews; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit Services;” and assistance with internal control reporting requirements.

(3)	Tax Services related to tax compliance, tax advice and tax planning, specifically reviews of the Company’s tax returns. In fiscal 2003, such Tax Services included additional tax advice and tax planning.

(4)	All Other Services are fees for products and services other than those in the three categories above. All Other Services include subscription fees.

The Audit Committee has determined that the provision of services covered by the preceding paragraphs is compatible with maintaining the independence of PricewaterhouseCoopers LLP from the Company. The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent public accountants for fiscal 2005.

KENNETH H. JONES, JR. (CHAIRMAN)

A.R. DIKE

JAMES H. GREER

DOUGLAS K. HIGGINS

OTHER BUSINESS

(Item 6)

The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate, unless they are directed by the proxy to do otherwise.

Shareholder Proposals

Pursuant to various rules promulgated by the SEC, a shareholder that seeks to include a proposal in the Company’s Proxy Statement and form of proxy card for the Annual Meeting of Shareholders of the Company to be held in 2005 must timely submit such proposal on or before July 6, 2005 in accordance with SEC Rule 14a-8 to the Company, addressed to Chris A. Choate, Secretary, 801 Cherry Street, Suite 3900, Fort Worth, Texas 76102. Further, a shareholder may not present a proposal for inclusion in the Company’s Proxy Statement and form of proxy card related to the 2005 Annual Meeting and may not submit a matter for consideration at the 2005 Annual Meeting, regardless of whether presented for inclusion in the Company’s Proxy Statement and form of proxy card, unless the shareholder has timely complied with the Company’s bylaw requirements which set a notice deadline after which a shareholder will not be permitted to present a proposal at the Company’s next shareholder meeting. The bylaws state that in order for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. A shareholder’s notice to the Secretary must set forth as to each matter the holder proposes to bring before the meeting including a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; the name and address, as they appear on the Company’s books, of the shareholder proposing such business and the name and address of the beneficial owner, if any, on whose behalf the proposal is made; the class and number of shares of the Company which are owned beneficially and of record by such shareholder of record and by the beneficial owner, if any, on whose behalf the proposal is being made; and any material interest of such shareholder of record and beneficial owner, if any, on whose behalf the proposal is made in such business. A notice given pursuant to this provision of the Company’s bylaws will not be timely with respect to the Company’s 2005 Annual Meeting unless duly given by no later than September 5, 2005 and no earlier than August 5, 2005.

With respect to business to be brought before the 2004 Annual Meeting, the Company has not received any notices from shareholders that the Company is required to include in this Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

Chris A. Choate Secretary

September 24, 2004

Fort Worth, Texas

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

APPENDIX A

AMENDED AND RESTATED

CHARTER OF THE AUDIT COMMITTEE

OF

THE BOARD OF DIRECTORS

OF AMERICREDIT CORP.

1.	Purpose of the Audit Committee

The purpose of the Audit Committee of the Board of Directors (the “Audit Committee”) of AmeriCredit Corp., a Texas corporation (the “Company”), is to assist the Board in oversight of (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company’s internal and external auditors.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

2.	Membership and Appointment

The Audit Committee shall consist of at least three (3) directors who meet the independence and experience requirements of the New York Stock Exchange, the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission. At least one member of the Audit Committee shall be an “audit committee financial expert” as defined by the Commission. The Board of Directors shall appoint the members of the Audit Committee, based on the recommendation of the Nominating and Corporate Governance Committee. Audit Committee members may be replaced by the Board.

3.	Meetings

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet periodically in separate executive sessions with management, the senior internal auditing executive, and have such other direct and independent interaction with such persons from time to time as the members of the Audit Committee deem appropriate. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. The Audit Committee may also meet with the Company’s investment bankers or other financial advisors who represent or advise the Company.

4.	Audit Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolutions of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

The Audit Committee shall pre-approve all auditing and audit-related services, internal control-related services and permitted non-audit services (including the terms and fee arrangements thereof) to be performed for the Company by the independent auditor, subject to any de minimus exceptions for non-audit services described in the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or advisable, to retain independent legal, accounting or other consultants to advise the Audit Committee. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing audit and related reports and to any advisors employed by the Audit Committee.

The Audit Committee shall report its activities to the Board of Directors in such manner and at such times as the Audit Committee or the Board of Directors deems appropriate. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board of Directors for approval. The Audit Committee shall annually review the Audit Committee’s own performance, or shall cooperate with the Nominating and Corporate Governance Committee in conducting such review.

The Audit Committee, to the extent it deems necessary or advisable, shall:

Financial Statement and Disclosure Matters

(a) Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and make a recommendation as to whether the audited financial statements should be included in the Company’s Form 10-K.

(b) Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

(c) Review and discuss with management and the independent auditor any major issues as to the adequacy of the Company’s internal controls, any special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting.

(d) Review and discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles.

(e) Review and discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

(f) Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

(g) Review and discuss quarterly reports from the independent auditor on:

(1)	all critical accounting policies and practices used by the Company;

(2)	all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

(3)	other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

(h) Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

(i) Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

(j) Review and discuss with management and the independent auditor the Company’s internal controls report and the independent auditor’s attestation of the report prior to the filing of the Company’s Form 10-K.

Oversight of the Company’s Relationship with the Independent Auditor

(k) Review the experience and qualifications of the senior members of the independent auditor team.

(l) Receive reports from the independent auditor at least annually regarding (i) the auditor’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, (iii) all relationships between the independent auditor and the Company. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

(m) Ensure the rotation of audit partners as required by law. Evaluate whether it is appropriate to adopt a policy of rotating independent auditors on a regular basis.

(n) Oversee the Company’s hiring of employees of the independent auditor who were engaged on the Company’s account.

(o) Discuss with the independent auditor material issues on which the national office was consulted by the Company’s audit team.

(p) Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

(q) Oversee the appointment and replacement of the senior internal auditing executive.

(r) Discuss with the senior internal auditing executive any significant findings or reports issued to management by the internal auditing department and management’s responses.

(s) Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the scope of the internal audit function.

Compliance Oversight Responsibilities

(t) Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

(u) Discuss with the Company’s chief legal officer legal matters that may have a material impact on the financial statements or the Company’s compliance policies and internal controls.

(v) Establish procedures for (1) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (2) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(w) Obtain reports and information from management (including from the Company’s senior internal auditing executive and chief legal officer and from representatives of the Company’s Disclosure Committee, as appropriate) and the independent auditor assuring the Audit Committee that (1) the Company is in material compliance with applicable legal and regulatory requirements, and (2) the Company has an effective compliance and ethics program that, among other purposes, establishes appropriate controls to mitigate risks of fraud. In conjunction with the Nominating and Corporate Governance Committee, periodically report to the Board regarding the Company’s compliance with applicable legal and regulatory requirements and compliance with the Company’s Code of Business Conduct and Ethics.

5.	No Duty to Audit.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations or to assure compliance with laws and regulations.

Approved by Board of Directors and Effective: September 17, 2004

APPENDIX B

AMENDMENT NO. 2

TO THE

1998 LIMITED STOCK OPTION PLAN FOR AMERICREDIT CORP.

This Amendment No. 2 (“Amendment No. 2”) to the 1998 Limited Stock Option Plan for AmeriCredit Corp. (the “Plan”) has been approved by the Stock Option/Compensation Committee of the Board of Directors of AmeriCredit Corp. (the “Company”) as of the effective date set forth below.

WHEREAS, the Stock Option/Compensation Committee has determined that it is in the best interests of the Company and its shareholders that certain amendments to the Plan should be adopted, and that such amendments should be presented to the Company’s shareholders for approval and ratification; and

WHEREAS, Messrs. Clifton H. Morris, Jr. and Daniel E. Berce have consented to the terms and provisions of this Amendment No. 2.

NOW, THEREFORE, the Plan is hereby amended in the following respects:

1.	Amendment to Section 2, “Definitions”

The following definition under Section 2 is hereby revised in its entirety:

(r)	“Fiscal Year” shall mean each twelve (12) month period beginning on July 1 and ending on June 30, and shall be identified by reference to the calendar year in which it ends.

The following definitions are hereby added to Section 2 of the Plan:

(bb)	“Committee Certification Report” shall mean the report issued by the Committee following the conclusion of the Company’s 2005 Fiscal Year, calculating the Company’s ROMA for the 2005 Fiscal Year in a manner consistent with the provisions of the Plan, as amended.

(cc)	“ROMA” shall mean the Company’s return on managed assets, as determined in accordance with Section 8(f) hereof.

2.	Amendment to Section 8, “Exercisability of Options”

Subsection (e) under Section 8 is hereby amended so as to read in its entirety as follows:

(e)	Notwithstanding anything to the contrary contained in this Plan, including, but not limited to, the provisions of this Section 8, the Option granted to each of Messrs. Morris and Berce under the Plan shall, as of the effective date of Amendment No. 2, become immediately and without further action un-Vested, and Messrs. Morris and Berce will not be entitled to exercise the Option granted to them under the Plan except to the extent such Option shall again become Vested in accordance with the provisions of Section 8(f).

Subsection (f) is hereby added under Section 8 and shall read in its entirety as follows:

(f)

The Option granted to each of Messrs. Morris and Berce shall become one hundred percent (100%) Vested on the earlier to occur of: (A) the issuance by the Committee of the Committee Certification Report certifying that the Company’s ROMA, expressed as a percentage, for the 2005 Fiscal Year, equals or exceeds 1.8%, and (B) the death or Disability of Mr. Morris or Mr. Berce, but only as to the Options granted to the individual that dies or becomes Disabled. For purposes of this Section 8(f), “ROMA” shall be the Company’s net margin as a percentage of average managed receivables outstanding for fiscal 2005, as reported in its Annual Report on Form 10-K for the fiscal year ending June 30, 2005 (the “2005 Annual Report”), less the following deductions: (i) net charge-offs as a percentage of average managed receivables outstanding for fiscal 2005, as reported in the 2005 Annual Report, and (ii) operating expenses as a percentage of average managed receivables outstanding for fiscal 2005 (net margin less the deductions described

B- 1

in (i) and (ii) of this sentence is hereinafter referred to as “Pre-Tax ROMA”), and (iii) a provision for taxes, utilizing the Company’s effective tax rate for fiscal 2005, expressed as a percentage of Pre-Tax ROMA. In calculating and certifying ROMA for Fiscal 2005, the Committee will round in a manner consistent with the reporting conventions used by the Company in its Annual Report on Form 10-K.

3.	Amendment to Section 9, “Termination of Option Period”

Section 9 is hereby amended so as to read in its entirety as follows:

9.	Termination of Option Period.

(a)	The unexercised portion of an Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

(i)	ninety (90) days after the date that Optionee ceases to be employed by the Company if such cessation is by reason of a voluntary resignation, and such voluntary resignation does not qualify, as determined in the sole discretion of the Committee, as a retirement of Optionee; in the event that Optionee ceases to be employed by the Company as a result of involuntary termination that is not for Cause, retirement, death or Disability, the unexercised portion of an Option shall terminate on the date specified on Subsection 9(a)(iii) below;

(ii)	the date that Optionee ceases to be employed by the Company, if such cessation is for Cause; and

(iii)	for the Options granted to Messrs. Barrington, Esstman, and Miller under this Plan, January 26, 2005; and for the options granted to Messrs. Morris and Berce under this Plan, January 26, 2007.

(b)	In the event of the consummation of any of the transaction described in Subsection 10(a), the Committee may, by giving written notice (“Cancellation Notice”), cancel, all or any portion of such Option which remains unexercised on such date. Such Cancellation Notice shall be given a reasonable period of time (but not less than 15 days) prior to the proposed date of such cancellation, and may be given either before or after the consummation of such transaction.

(c)	An Option shall cease to Vest pursuant to the Vesting schedule set forth in Section 8 above effective as of the date Optionee ceases to be employed by the Company, regardless of the reason therefor.

4.	Amendment to Section 18, “Effective Date and Termination Date”

Section 18 of the 1998 Limited Stock Option Plan for AmeriCredit Corp. is hereby amended in its entirety to read as follows:

18.	Effective Date and Termination Date. The Plan shall be effective as of its Effective Date, and shall terminate on January 26, 2007; provided, however, that the unexercised portion of Options granted to Messrs. Barrington, Esstman and Miller shall terminate and become null and void on January 26, 2005.

5.	Effective Date of Amendment No. 2. This Amendment No. 2 was approved by the Stock Option/ Compensation Committee of the Board of Directors on September 14, 2004 and shall be effective as of the same date; provided, however, that this Amendment No. 2 shall not be effective and shall be null and void unless approved by shareholders at the Company’s 2004 Annual Meeting of Shareholders.

Chris A. Choate, Executive Vice President, Chief Legal Officer and Secretary

B- 2

APPENDIX C

AMENDMENT NO. 1

TO

AMENDED AND RESTATED

2000 LIMITED OMNIBUS AND INCENTIVE PLAN

FOR AMERICREDIT CORP.

Section 2 (“Definitions”) of the Amended and Restated 2000 Limited Omnibus and Incentive Plan for AmeriCredit Corp. is hereby amended as follows:

(I) The definition of “Eligible Person” is hereby deleted in its entirety and replaced by the following:

“(o) “Eligible Person” shall mean Outside Directors, and those full time employees of the Company selected by the Committee.”

(II) The definition of “Named Excluded Officer” is hereby deleted in its entirety.

This Amendment No. 1 is executed and effective this 6th day of August, 2004, pursuant to approval and authorization by the Stock Option/Compensation Committee of the Board of Directors.

Chris A. Choate, Executive Vice President,
Chief Legal Officer and Secretary

C-1

APPENDIX D

AMERICREDIT CORP.

SENIOR EXECUTIVE BONUS PLAN

SECTION 1

ESTABLISHMENT AND PURPOSE

1.1 Purpose. AmeriCredit Corp. hereby establishes the AmeriCredit Corp. Senior Executive Bonus Plan (the “Plan”). The Plan is intended to increase shareholder value and the success of the Company by motivating key executive (a) to perform to the best of their abilities, and (b) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to performance of the Company and its individual business units. The Plan is intended to qualify as performance based compensation under Code Section 162(m).

1.2 Effective Date. The Plan shall be effective as of July 1, 2004, subject to the approval of a majority of the shares of the Company’s common stock which are present in person or by proxy and entitled to vote at the 2004 Annual Meeting of Shareholders. As long as the Plan remains in effect, it shall be resubmitted to shareholders as necessary to enable the Plan to continue to qualify as performance-based compensation under Code Section 162(m).

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “Actual Award” means as to any Plan Year, the actual award (if any) payable to a Participant for the Plan Year. An Actual Award is determined by the Payout Formula for the Plan Year, subject to the Committee’s authority under section 3.5 to reduce the award otherwise determined by the Payout Formula.

2.2 “Annual Revenue” means the Company’s or business unit’s net sales for the Plan Year, determined in accordance with generally accepted accounting principles; provided, however, that prior to each Plan Year, the Committee shall determine whether any significant item(s) shall be excluded or included from the calculation of Annual Revenue with respect to one or more Participants. In addition, Annual Revenue will be calculated without regard to any change in accounting standards that may be required by the Financial Accounting Standards Board or other accounting oversight agencies that occurs during the Plan Year.

2.3 “Base Salary” means as to any Plan Year, 100% of the Participant’s annualized salary rate on the last day of the Plan Year. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

2.4 “Board” means the Company’s Board of Directors.

2.5 “Cash Collections” means money, other than Recoveries, received from customers or on behalf of customers as payments on Receivables.

2.6 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code shall include such Section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such Section or regulation.

2.6 “Committee” means the committee appointed by the Board to administer the Plan. The Committee shall consist of no fewer than two members of the Board. The members of the Committee shall be appointed by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an “outside director” under Code Section 162(m).

2.7 “Company” means AmeriCredit Corp., a Texas corporation.

2.8 “Delinquencies” means Receivables where a portion of a scheduled payment has not been received by the date such payment was contractually due.

2.9 “Delinquency Ratio” means the amount, expressed as a percentage, of Delinquencies (or of some portion of Delinquencies meeting specified criteria, such as the aging or severity of the Delinquencies) existing as of the end of a given period, divided by the amount of Receivables existing as of the end of such period.

2.10 “Determination Date” means as to any Plan Year, (a) the first day of the Plan Year, or (b) if later, the latest date possible which will not jeopardize the Plan’s qualification as performance-based compensation under Code Section 162(m).

2.11 “Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.

2.12 “Earnings Per Share” means as to any Plan Year, the Net Income divided by a weighted average number of shares of Company common stock outstanding and dilutive common stock equivalent shares deemed outstanding.

2.13 “Maximum Award” means as to any Participant for any Plan Year, five million ($5,000,000) dollars. The Maximum Award is the maximum amount which may be paid to a Participant for any Plan Year.

2.14 “Net Charge-Offs” mean the amount of Receivables that are repossessed or charged-off as non-collectible, less the amount of Recoveries applicable to such Receivables.

2.15 “Net Charge-Off Percentage” means the amount, expressed as a percentage, of Net Charge-Offs during a given period divided by the average amount of Receivables managed by the Company during such period.

2.16 “Net Income” means as to any Plan Year, the income after taxes of the Company and its consolidated subsidiaries for the Plan Year determined in accordance with generally accepted accounting principles, provided that prior to each Plan Year, the Committee shall determine whether any significant item(s) shall be included or excluded from the calculation of Net Income with respect to one or more Participants. In addition, in the discretion of the Committee, Net Income may be calculated without regard to the following events during the Plan Year: (i) any change in accounting standards that may be required by the Financial Accounting Standards Board or other accounting oversight agencies, (ii) all one-time charges and write-offs, and (iii) all expenses and income attributable to any acquisition of or merger with a business (other than those anticipated acquisitions or mergers that the Committee determines prior to the plan Year should be included in the calculation of Net Income).

2.17 “Net Interest Margin” means the difference, expressed in dollars or as a percentage, between finance charge income and other income earned on the Receivables, less the Company’s funding costs for such Receivables.

2.18 “Operating Expenses” means operating expenses incurred by the Company for a given period as reflected in the Company’s consolidated statements of income, but does not include funding costs for the Receivables or income taxes.

2.19 “Origination Profitability” means the value, expressed in dollars or as a percentage, of the Receivables originated by the Company during a given period, less expected Net Charge-Offs on such Receivables and the Company’s funding cost for such Receivables.

2.20 “Origination Volume” means the volume of Receivables purchased or originated by the Company during a given period.

2.21 “Participant” means as to any Plan Year, an officer of the Company who has been elected by the Committee for participation in the Plan for that Plan Year.

2.22 “Payout Formula” means as to any Plan Year, the formula or payout matrix established by the Committee pursuant to Section 3.4, below, in order to determine the Actual Awards (if any) to be paid to Participants. The Payout Formula may differ from Participant to Participant.

2.23 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Plan Year. As determined by the Committee, the Performance Goals applicable to each Participant shall provide for a targeted level or levels of achievement using one or more of the following measures: (a) Annual Revenue, (b) Earnings Per Share, (c) Net Income, (d) Return on Managed Assets, (e) Origination Volume, (f) Origination Profitability, (g) Return on Equity, (h) Net Charge-Offs, (i) Net Charge-Off Percentage, (j) Recoveries, (k) Net Interest Margin, (l) Cash Collections, (m) Delinquencies, (n) Delinquency Ratio, and (o) Operating Expenses. The performance Goals may differ from Participant to Participant.

2.24 “Plan Year” means the 2005 fiscal year of the Company and each succeeding fiscal year of the Company.

2.25 “Receivables” means retail installment contracts, loans, notes, accounts or other evidence of consumer obligations to the Company for the repayment of money.

2.26 “Recoveries” means money received by the Company with respect to Receivables that have been charged-off.

2.27 “Return on Equity” means a percentage, the numerator of which is the Company’s Net Income for a given period and the denominator of which is the Company’s average shareholders’ equity for such period.

2.28 “Return on Managed Assets” means a percentage, (x) the numerator of which is (i) the Net Interest Margin (expressed as a percentage) on the Receivables for a given period, less (ii) the Net Charge-Off Percentage for such Receivables for such period, less (iii) Operating Expenses for such period (expressed a percentage of average Receivables managed by the Company during such period), and less (iv) a provision for taxes, utilizing the Company’s effective tax rate, expressed as a percentage of the difference between (i), (ii) and (iii) of this sentence, and (y) the denominator of which is the average amount of Receivables managed by the Company during such period.

2.29 “Target Award” means the target award payable under the Plan to a Participant for the Plan Year, expressed as a percentage of his or her Base Salary, as determined by the Committee in accordance with Section 3.3.

SECTION 3

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1 Selection of Participants. On or prior to the Determination Date, the Committee, in its sole discretion, shall select the officers of the Company who shall be Participants for the Plan Year. In selecting Participants, the Committee shall choose officers who are likely to have a significant impact on the performance of the Company. Participation in the Plan is in the sole discretion of the Committee, and on a Plan Year by Plan Year basis. Accordingly, an officer who is a Participant for a given Plan Year in no way is guaranteed or assured of being selected for participation in any subsequent Plan Year or Years.

3.2 Determination of Performance Goals. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Plan Year. Such Performance Goals shall be set forth in writing.

3.3 Determination of Target Awards. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

3.4 Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the

Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Plan Year are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, no Participant’s Actual Award under the Plan may exceed his or her Maximum Award.

3.5 Determination of Actual Awards. After the end of each Plan Year, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Plan Year were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance which has been certified by the Committee. Notwithstanding any contrary provision of the Plan, (a) the Committee, in its sole discretion, may eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, (b) if a Participant terminates employment with the Company prior to the date the Actual Award for the Plan Year is paid for a reason other than Disability or death, he or she shall not be entitled to the payout of an Actual Award for the Plan Year, provided, however, that the Committee, in its discretion, may pay a Participant all or a portion of the Target Award actually earned for the Plan Year, and (c) if a Participant terminates employment with the Company prior to the date the Actual Award for the Plan Year is paid due to Disability or death, the Committee shall reduce his or her Actual Award proportionately based on the date of termination (and subject to further reduction or elimination under clause (a) of this sentence).

SECTION 4

PAYMENT OF AWARDS

4.1 Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2 Timing of Payment. Payment of each Actual Award shall be made within two and one-half calendar months after the end of the Plan Year during which the Award was earned.

4.3 Form of Payment. Each Actual Award normally shall be paid in cash (or its equivalent) in a single lump sum. However, the Committee, in its sole discretion, may declare any Actual Award, in whole or in part, payable in the form of a restricted stock bonus granted under one of the Company’s equity compensation plans. The number of shares granted shall be determined by dividing the cash amount of the Actual Award by the fair market value of a share of Company common stock on the date that the cash payment otherwise would have been made. Any restricted stock bonus so awarded shall be fully vested, subject to such holding period restrictions as may be necessary to comply with applicable securities laws.

4.4 Other Deferral of Actual Awards. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of Actual Awards. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts so deferred and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.

4.5 Payments in the Event of Death. If a Participant dies prior to the payment of an Actual Award earned by him or her for a prior Plan Year, the Actual Award shall be paid to his or her estate.

SECTION 5

ADMINISTRATION

5.1 Committee is the Administrator. The Plan shall be administered by the Committee.

5.2 Committee Authority. The Committee shall have all discretion and authority necessary or appropriate to administer the Plan and to interpret the provisions of the Plan, consistent with qualification of the Plan as performance-based compensation under Code Section 162(m). Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all persons, and shall be given the maximum deference permitted by law.

5.3 Tax Withholding. The Company shall withhold all applicable taxes from any payment, including any federal, foreign, state and local taxes.

SECTION 6

GENERAL PROVISIONS

6.1 Nonassignability. A Participant shall have no right to assign or transfer any interest under this Plan.

6.2 No Effect on Employment. The establishment and subsequent operation of the Plan, including eligibility as a Participant, shall not be construed as conferring any legal or other rights upon a Participant for the continuation of his or her employment of any Plan Year or any other period. Generally, employment with the Company is on an at will basis only. Except as may be provided in an employment contract with the Participant, the Company expressly reserves the right, which may be exercised at any time and without regard to when during a Plan Year such exercise occurs, to terminate any individual’s employment without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

6.3 No Individual Liability. No member of the Committee or the Board, or any officer of the Company, shall be liable for any determination, decision or action made in good faith with respect to the Plan or any award under the Plan.

6.4 Severability; Governing Law. If any provision of the Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, and the Plan shall be construed in all respects as if such invalid provision has been omitted. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Texas, with the exception of Texas’ conflict of laws provision.

6.5 Affiliates of the Company. Requirements referring to employment with the Company or payment of awards may, in the Committee’s discretion, be performed through the Company or any affiliate of the Company.

SECTION 7

AMENDMENT AND TERMINATION

7.1 Amendment and Termination. The Board may amend or terminate the Plan at any time and for any reason; provided, however, that if and to the extent required to ensure the Plan’s qualification under Code Section 162(m), any such amendment shall be subject to shareholder approval.

AMERICREDIT CORP. 801 CHERRY ST., SUITE 3900 FORT WORTH, TEXAS 76102

VOTE BY INTERNET - www.proxyvote. com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create and electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to AmeriCredit Corp., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	AMERI1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICREDIT CORP.

Vote One Directors

1.        Proposal to elect as Directors of the Company the following persons to :

           hold office until the Annual Meeting of Shareholders in 2007 or until their successors have been duly elected and have qualified

		For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

Nominees	01) A. R. Dike				________________
	02) Douglas K. Higgins	☐	☐	☐
03) Kenneth H. Jones, Jr.

Vote on Proposals	For	Against	Abstain

2. Proposal to amend the 1998 Limited Stock Option Plan for AmeriCredit Corp.	☐	☐	☐

3. Proposal to amend the Amended and Restated 2000 Limited Omnibus and Incentive Plan for AmeriCredit Corp.	☐	☐	☐

4. Proposal to approve the Senior Executive Bonus Plan.	☐	☐	☐

5. Proposal to ratify the appointment to PricewaterhouseCoopers as accountants for the fiscal year ending June 30, 2005.	☐	☐	☐

6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Please sign exactly as name appears hereon. Proxies should be dated when signed. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. Only authorized officers should sign for a corporation. If shares are registered in more than one name, each joint owner should sign.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

_______________________________________	_________________________________
Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

AMERICREDIT CORP.

801 CHERRY STREET, SUITE 3900

FORT WORTH, TEXAS 76102

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Clifton H. Morris, Jr. and Daniel E. Berce, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side, all of the shares of the common stock of AmeriCredit Corp. (the “Company”), held of record by the undersigned on September 7, 2004, at the Annual Meeting of Shareholders of the Company to be held on November 3, 2004, at 10:00 a.m. (Central Standard Time), at the Fort Worth Club, 306 West Seventh Street, Fort Worth, Texas 76102, and any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED AND DATED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, “FOR” PROPOSAL 4, “FOR” PROPOSAL 5, AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN PROPOSAL 6.